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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BUCKEYE PARTNERS, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December     , 2008

NOTICE OF
CONSENT SOLICITATION

To our Unitholders:

        We are soliciting your consent to approve the terms of the 2009 Long-Term Incentive Plan (the "Incentive Plan") of BUCKEYE PARTNERS, L.P. (the "Incentive Plan Proposal"), a Delaware limited partnership ("we," "us," or the "Partnership").

        The Compensation Committee of the Board of Directors (the "Board") of Buckeye GP LLC, the general partner of the Partnership (the "General Partner"), unanimously approved the Incentive Plan Proposal and recommended that the Board approve the Incentive Plan Proposal. Our Board has approved the Incentive Plan Proposal, subject to obtaining the approval of a majority of the holders of our limited partnership units ("Unitholders"), and is recommending that Unitholders approve the Incentive Plan Proposal. The Incentive Plan will provide for awards of limited partnership units ("LP Units") and other rights to our employees, the employees of our affiliates, and the independent directors of the General Partner and of Mainline Management LLC, the general partner of Buckeye GP Holdings L.P., which is the parent company of the General Partner. The Incentive Plan is described in more detail in the accompanying Consent Solicitation Statement.

        Unitholders of record at the close of business on November 26, 2008 are entitled to receive notice of and to vote in the Consent Solicitation. We are asking Unitholders to vote to approve the Incentive Plan Proposal. Unitholders holding a majority of our LP Units outstanding as of the close of business on the record date must vote in favor of the Incentive Plan Proposal for it to be approved. THE BOARD OF THE GENERAL PARTNER HAS VOTED UNANIMOUSLY TO RECOMMEND THAT THE UNITHOLDERS VOTE FOR THE INCENTIVE PLAN PROPOSAL.

        We are providing you with these Consent Solicitation materials both by sending you this full set of materials, including a paper consent card, and by notifying you of the availability of the materials on the Internet. This Consent Solicitation Statement is available at http://materials.proxyvote.com/118230.

        The Incentive Plan Proposal can only be adopted following the approval of Unitholders holding a majority of our LP Units outstanding as of the close of business on the record date. YOUR VOTE IS IMPORTANT. Failure to vote will have the same effect as a vote against the Incentive Plan Proposal. We encourage you, therefore, to review the enclosed Consent Solicitation Statement and to vote as soon as possible by completing, signing, dating and returning the enclosed consent card by mail, or you may vote by telephone or electronically through the Internet, as further described on the consent card. If you hold your units through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your units.

        The Consent Solicitation will expire at, and your consent must be received by, 11:59 p.m., eastern standard time, on January 30, 2009 (the "Expiration Date"). The Consent Solicitation may be extended by the General Partner for a specified period of time or on a daily basis until the consents necessary to adopt the Incentive Plan Proposal have been received. You may revoke your consent at any time up to 11:59 p.m., eastern standard time, on the Expiration Date.

Forrest E. Wylie Chief Executive Officer Buckeye GP LLC, as General Partner

Buckeye Partners, L.P.

Five TEK Park
9999 Hamilton Blvd.
Breinigsville, Pennsylvania 18031

CONSENT SOLICITATION STATEMENT

        This Consent Solicitation Statement is being furnished to the holders of limited partnership units ("LP Units") of Buckeye Partners, L.P. (the "Partnership") as of the close of business on November 26, 2008 (the "Record Date") in connection with the solicitation (the "Solicitation") of consents of the holders of LP Units ("Unitholders") to approve the 2009 Long-Term Incentive Plan (the "Incentive Plan") of the Partnership (the "Incentive Plan Proposal"). The Incentive Plan will replace the Partnership's Unit Option and Distribution Equivalent Plan, which is currently in effect. No new grants will be made pursuant to the Unit Option Plan following approval of the Incentive Plan. This Consent Solicitation Statement and the enclosed form of Consent are being mailed to Unitholders on or about December             , 2008.

        The enclosed consent is being solicited on behalf of the Board of Directors of Buckeye GP LLC, the general partner of the Partnership (the "General Partner"). The Incentive Plan Proposal will be voted on by Unitholders. A copy of the Incentive Plan is attached to this Consent Solicitation Statement as Appendix A.

        Only Unitholders of record at the close of business on the Record Date are entitled to vote on the Incentive Plan Proposal. Adoption of the Incentive Plan Proposal requires the receipt of affirmative consents of Unitholders holding a majority of the LP Units outstanding.

        The Incentive Plan Proposal has been approved unanimously by the Board of Directors of the General Partner and the Compensation Committee of the Board of Directors, as being in the best interests of the Partnership and the Unitholders. The Board of Directors of the General Partner unanimously recommends that you vote FOR the Incentive Plan Proposal.

        This Solicitation will expire at, and your consent must be received by, 11:59 p.m., eastern standard time, on January 30, 2009 (the "Expiration Date"). The General Partner may extend this Solicitation for a specified period of time or on a daily basis until the consents necessary to adopt the Incentive Plan Proposal have been received. You may revoke your consent at any time before 11:59 p.m., eastern standard time, on the Expiration Date.

        If you have any questions about this Consent Solicitation Statement, please call Georgeson Inc. toll-free at 888-264-7054. Banks and brokers can call 212-440-9800. Alternatively, Unitholders can call Stephen R. Milbourne, the Partnership's Manager of Investor Relations, at 610-904-4000.

        This Consent Solicitation Statement is dated December     , 2008.

 SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Incentive Plan fully and for a more complete description of the specific steps necessary for the approval of the Incentive Plan Proposal, you should read this entire document carefully (including its appendices).

The Partnership

        The Partnership is a publicly traded master limited partnership organized in 1986 under the laws of the State of Delaware. The Partnership owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline serving 17 states. It also operates approximately 2,200 miles of pipeline under agreements with major oil and chemical companies. Further, it owns and operates 64 active products terminals with aggregate storage capacity of approximately 22.9 million barrels in 13 states. Additionally, the Partnership owns two natural gas storage facilities near Lodi, California that are connected to Pacific Gas and Electric's intrastate gas pipelines that serve natural gas demand in the San Francisco and Sacramento areas. Together, these facilities provide approximately 22 billion cubic feet of gas capacity, which is expected to increase to approximately 33 billion cubic feet of capacity due to an in-process expansion that is scheduled for completion in February 2009. The Partnership also sells refined petroleum products on a wholesale basis in certain areas served by the Partnership's pipelines and terminals.

The Incentive Plan

        The Incentive Plan is intended to assist the Partnership, the General Partner, and their affiliates in attracting and retaining directors, officers and key employees of outstanding competence, and to enable these directors, officers and key employees to acquire or increase their ownership interests in the Partnership in order to promote the growth and profitability of the Partnership. The Incentive Plan is designed to align directly the long-term compensation of these individuals with identifiable benefits realized by Unitholders. The Incentive Plan provides for the grant of Phantom Units and Performance Units and in certain cases Distribution Equivalent Rights which provide the participant with a right to cash distributions made by the Partnership.

Required Vote

        The Incentive Plan Proposal will be voted on by Unitholders. Adoption of the Incentive Plan Proposal requires the affirmative consents of Unitholders holding a majority of the LP Units outstanding as of the close of business on the record date.

Recommendation

        As is the case with most companies, compensation for our officers and other key employees consists primarily of base salary, an annual cash incentive opportunity, and long-term incentive compensation. For a number of years, the Partnership's long-term incentive compensation component consisted of a Unit Option and Distribution Equivalent Plan. Because of changes in the tax laws, continuation of the existing unit option plan is not advisable. As a result, the Incentive Plan is being proposed as a replacement for the unit option plan. Thus, the Incentive Plan would not be supplemental to, or in addition to, existing long-term incentive plans, but would be the only long-term incentive plan available to officers and other key employees of the Partnership. Management believes that a long-term incentive plan is customary and, moreover, is essential to the Partnership's ability to retain and attract competent management talent.

Interest of Directors and Executive Officers

        Independent members of the Board of Directors and executive officers of the General Partner and its affiliates will be eligible to receive grants under the terms of the Incentive Plan. Accordingly, the independent members of the Board of Directors and the executive officers of the General Partner have a substantial interest in the passage of the Incentive Plan Proposal.

 INCENTIVE PLAN PROPOSAL

Adoption of the 2009 Long-Term Incentive Plan of Buckeye Partners, L.P.

        On November 24, 2008, the Board of Directors of our General Partner adopted, upon recommendation of the Compensation Committee of our Board of Directors, and subject to the approval of our Unitholders, the Incentive Plan and authorized us to reserve up to 1,500,000 LP Units for issuance under the Incentive Plan.

Purpose

        The Incentive Plan is intended to assist the Partnership, the General Partner, and their affiliates to attract and retain independent directors, officers and other key employees of outstanding competence and to enable those individuals to acquire or increase their ownership interests in the Partnership on a basis that will encourage them to use their best efforts to promote the growth and profitability of the Partnership. The Incentive Plan is designed to align directly the long-term compensation of the participants with identifiable benefits realized by Unitholders. The Incentive Plan will replace our currently existing Unit Option and Distribution Equivalent Plan, which we call the Unit Option Plan. Under the Unit Option Plan, the Partnership may grant options to purchase LP Units at 100% of the market price of the LP Units on the date of grant to key employees. Recent changes in tax laws have limited the effectiveness of the Unit Option Plan, and, as a result, the Partnership does not intend to make further grants under the Unit Option Plan, although existing grants under the plan will be unaffected and will remain subject to the terms of the plan. The primary reason the Incentive Plan is being adopted is to replace the Unit Option Plan as a means to provide equity incentive compensation to our officers, employees and independent directors. The Board of Directors of our General Partner has adopted resolutions providing that no further grants will be made under the Unit Option Plan if Unitholders approve the Incentive Plan. There are currently 338,000 LP Units authorized and available for issuance under the Unit Option Plan that will not be issued if the Incentive Plan Proposal is approved. Therefore, if the Incentive Plan is approved, the net increase in LP units available for long-term incentive compensation grants will be 662,000 LP Units.

        The Partnership is seeking Unitholder approval of the Incentive Plan in order to comply with New York Stock Exchange ("NYSE") requirements.

Description of the Incentive Plan

        The following is a brief description of the principal features of the Incentive Plan. A copy of the Incentive Plan is attached hereto as Appendix A. You should refer to the Incentive Plan for details regarding awards that may be made under the Incentive Plan.

Plan Provisions

        The Incentive Plan provides for the grant of Phantom Units, Performance Units and in certain cases Distribution Equivalent Rights which provide the participant a right to distributions made by the Partnership. Phantom Units are notional LP Units that are subject to service-based restrictions or other conditions established by the Compensation Committee of the Board of Directors of the General Partner in its discretion. Phantom Units entitle a participant to receive an LP Unit upon vesting. Performance Units are notional LP Units that are subject to the attainment of one or more Performance Goals, as provided below, and which entitle a participant to receive LP Units upon vesting. Distribution Equivalent Rights are rights to receive a per-LP Unit cash distribution, paid by the Partnership on its LP Units.

         Administration.    The Incentive Plan is administered by the Compensation Committee of the Board of Directors of the General Partner or one or more subcommittees as the Compensation Committee delegates. Subject to the provisions of the Incentive Plan, the Compensation Committee is authorized to interpret the Incentive Plan, to prescribe, amend and rescind rules and regulations relating to the Incentive Plan, to determine the terms and provisions of restrictions relating to grants under the Incentive Plan and to make all other determinations necessary or advisable for the orderly administration of the Incentive Plan.

         Eligibility.    Persons eligible to receive grants under the Incentive Plan are (i) officers and employees of the Partnership, the General Partner and any of their affiliates and (ii) independent members of the Board of Directors of our General Partner or of Mainline Management LLC, which is the general partner of Buckeye GP Holdings L.P. ("BGH"), which is in turn the parent company of the General Partner. Such employees must be in a position to significantly participate in the development and implementation of the strategic plans for the Partnership and to contribute materially to the continued growth and development of the Partnership and to its future financial success as determined by the Compensation Committee in its sole discretion. Independent directors are members of the applicable Board of Directors who are "independent," as defined in the Corporate Governance Guidelines of the Partnership or of BGH. Eligibility for participation in the Incentive Plan is determined in the sole discretion of the Compensation Committee, but the General Partner currently estimates that the class of employees who would be determined eligible for 2009 would be no more than 85 employees. The General Partner and MainLine Management LLC each currently has three independent directors.

         Units Available for Grants.    The number of LP Units that may be granted under the Incentive Plan may not exceed 1,000,000, subject to certain adjustments, as provided below under "Adjustments Provisions." With regard to grants to any one individual in a calendar year, the number of LP Units that may be issued under the Incentive Plan will not exceed 100,000. If LP Units are forfeited, terminated or otherwise not paid in full, the LP Units will again be available for purposes of the Incentive Plan.

         Grant of Units.    Phantom Units or Performance Units may be granted to participants at any time and from time to time as may be determined by the Compensation Committee. The Compensation Committee may establish a program pursuant to which Phantom Units or Performance Units may be awarded at the election of a participant in lieu of cash compensation. Phantom Units or Performance Units may be granted with or without Distribution Equivalent Rights. LP Units issued or transferred pursuant to awards of Phantom Units or Performance Units may be issued or transferred for consideration or for no consideration, and will be subject to all requirements set forth in the applicable grant letter.

         Distribution Equivalent Rights.    Under the Incentive Plan, the Compensation Committee may grant Distribution Equivalent Rights in connection with grants of Phantom Units or Performance Units under the Incentive Plan. Distribution Equivalent Rights will be credited to a bookkeeping account as a dollar amount or in the form of LP Units. Distribution Equivalent Rights may be paid in cash or in LP Units, as determined by the Compensation Committee in its discretion. Except as otherwise determined by the Compensation Committee or as set forth in a grant letter:

  •
  Distribution Equivalent Rights will be paid on Phantom Units, whether vested or unvested, as soon as practicable following the payment of a distribution made by the Partnership on its LP Units.

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  Distribution Equivalent Rights will be paid on Performance Units at the same time and under the same conditions as the underlying Performance Units are paid.

         Adjustment Provisions.    If there is any change in the number or kind of LP Units by reason of a LP Unit distribution, spinoff, recapitalization, LP Unit split, or combination or exchange of LP Units; by reason of a merger, reorganization, consolidation or reclassification; by reason of any other extraordinary or unusual event affecting the outstanding LP Units as a class without our receipt of consideration, or if the value of outstanding LP Units is substantially reduced as a result of a spinoff or our payment of any extraordinary distribution, the maximum number of LP Units available for grants, the limit on the number of LP Units for which any individual may receive pursuant to grants in any year, the kind and number of LP Units covered by outstanding grants, the kind and number of LP Units to be issued or issuable under the Incentive Plan, and the applicable market value of outstanding grants will be required to be equitably adjusted by the Compensation Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued LP Units to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Incentive Plan and such outstanding grants.

         Vesting.    Unless a different vesting schedule is established by the Compensation Committee in a grant letter, Phantom Units will vest pursuant to a three year cliff vesting schedule based on the years of service of a participant after the date of grant, and Performance Units will vest based on the achievement of Performance Goals over a three-year performance period. The Compensation Committee may also provide for the vesting of Phantom Units based on the acceptance of employment or commencement of employment with the General Partner, the Partnership or an affiliate of either.

         Performance Goals.    When Performance Units are granted, the Compensation Committee will establish in writing Performance Goals either before the beginning of the performance period or, if during a performance period, no later than the earlier of 90 days after the beginning of the performance period or the date on which 25% of the performance period has elapsed. The Performance Goals may be based on financial or operational criteria, including, but not limited to, the following: LP Unit price, earnings per LP Unit, net earnings, operating earnings, return on assets, total Unitholder return, return on equity, growth in assets, cash flow, market share, distribution growth, distributable cash flow, relative performance of the Partnership as compared to peer companies, or strategic business criteria, such as meeting specified revenue goals, business expansion goals, cost targets or goals relating to acquisitions or divestitures.

         Change of Control.    In the event we experience a change of control while a participant is employed by, or providing services to, the General Partner, the Partnership or an affiliate and (i) the participant is terminated without cause during the eighteen-calendar-month period following a change of control or (ii) the participant resigns for good reason during or shortly after such period, a participant's Phantom Units (and any unpaid Distribution Equivalent Rights) will immediately vest and be paid within the 30-day period following the termination of employment and Performance Units (and any associated Distribution Equivalent Rights) will vest and be paid based on a payout performance multiplier of 100% within the 30-day period following the termination of employment. A "change of control" means:

  •
  the sale or disposal by the Partnership of all or substantially all of its assets; or

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  the merger or consolidation of the Partnership with or into another partnership, corporation, or other entity, other than a merger or consolidation in which the Unitholders immediately prior to such transaction retain at least a fifty percent (50%) equity interest in the surviving entity; or

  •
  the occurrence of one or more of the following events:

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  the General Partner ceases to be the sole general partner of the Partnership;

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  BGH ceases to own and control, directly or indirectly, 100% of the outstanding equity interests of the General Partner;

    •
    MainLine Management LLC ceases to be the sole general partner of BGH; or

    •
    BGH GP Holdings, LLC ceases to own and control, directly or indirectly, 100% of the outstanding equity interests of MainLine Management LLC;

    provided, however, that none of the four events described above will constitute a change of control if, following such event, either ArcLight Capital Partners, LLC and its affiliates ("ArcLight") or Kelso & Company and its affiliates ("Kelso") possess, or both ArcLight and Kelso collectively possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Partnership, whether through the ownership of voting securities, by contract, or otherwise; or

  •
  the failure of ArcLight and Kelso collectively to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Partnership, whether through the ownership of voting securities, by contract, or otherwise.

         Non-transferability; Limitation of Rights.    A participant's right and interest under a grant may not be assigned or transferred. The granting of any award does not create any rights in the participant with respect to the participant's continued employment with the Partnership, the General Partner and any affiliates.

         Amendment or Termination.    The Compensation Committee may amend or terminate the Incentive Plan at any time and may amend outstanding awards issued under the Incentive Plan as long as such termination or amendment would not adversely affect the rights of a participant with respect to awards at the time outstanding under the Incentive Plan. The Compensation Committee shall not, without the approval of the Unitholders, amend the Incentive Plan to (i) materially increase the maximum number of LP Units which may be issued under the Incentive Plan, (ii) materially increase the benefits accruing to individuals who participate in the Incentive Plan, or (iii) materially modify the eligibility requirements for the grant of LP Units under the Incentive Plan.

Federal Tax Consequences

        The following is a general description of the federal income tax consequences of Phantom Units, Performance Units and Distribution Equivalent Rights granted under the Incentive Plan. It does not purport to be complete. In particular, this general description does not discuss the applicability of the income tax laws of any state or foreign country.

        The recipient of a Phantom Unit or Performance Unit will not recognize income at the time of the grant of his or her award. Rather, upon delivery of the LP Units, the participant will have taxable compensation equal to the fair market value of the number of LP Units the participant actually receives with respect to the award. In addition, there will be no federal income tax consequences as a result of an award of Distribution Equivalent Rights. When Distribution Equivalent Rights are paid in cash or LP Units, the participant generally will recognize ordinary income. Upon the sale of LP Units, a participant generally will have gain or loss (which may consist of both ordinary and capital gain and loss elements depending upon the Partnership's taxable income and loss during the period in which the LP Units were held). Since the Partnership is not a taxable entity for federal income tax purposes, the amount of taxable compensation to the participant will be treated as deductions allocated among the partners of the Partnership in accordance with the partnership agreement.

 NEW PLAN BENEFITS

2009 Long-Term Incentive Plan of Buckeye Partners, L.P.

        Securities and Exchange Commission ("SEC") rules require us to disclose below any amounts that we currently are able to determine will be allocated to our named executive officers (as defined under applicable SEC regulations), directors and other employees following approval of the Incentive Plan. Determinations of amounts that participants will be eligible to receive will not be made by our Compensation Committee until after the Expiration Date for the Consent Solicitation. The amounts set forth below for Mr. St. Clair are only determinable because he was recently hired, and the grant set forth below was considered in connection with his employment.

Name and Position	Dollar Value ($)	Number of LP Units
Keith E. St. Clair Senior Vice President and Chief Financial Officer	$
Executive Group

*
Estimated using an LP Unit price of $            , which was the closing price of our LP Units on November     , 2008.

Text of the Plan

        The full text of the Incentive Plan is attached as Appendix A to this Consent Solicitation Statement. The statements made in this Consent Solicitation Statement with respect to the Incentive Plan should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the Incentive Plan attached as Appendix A to this Consent Solicitation Statement.

 THE CONSENT SOLICITATION

Voting Securities, Record Date and Outstanding LP Units

        This Solicitation is being made pursuant to the provisions of Section 16.4 of the Amended and Restated Agreement of Limited Partnership of the Partnership and is subject to the conditions in this Consent Solicitation Statement and the accompanying form of Consent. No meeting of the Unitholders is contemplated to be held for the purpose of considering the Incentive Plan Proposal. Only record holders of LP Units at the close of business on November 26, 2008 will be taken into account for the purpose of determining whether the requisite approval of the Incentive Plan Proposal has been obtained. Each Unitholder entitled to vote has one vote for each Unit outstanding in such Unitholder's name.

        On the Record Date, there were a total of         LP Units outstanding, which were held by approximately    Unitholders.

Consent and Revocation of Consent

        The General Partner will accept forms of Consent at any time before 11:59 p.m., eastern standard time, on the Expiration Date, which is January 30, 2009. The enclosed form of Consent, when properly completed and returned, will constitute a Unitholder's consent, or the withholding of consent, to the approval of the Incentive Plan Proposal in accordance with the instructions contained therein. If a Unitholder executes and returns a form of Consent and does not specify otherwise, the LP Units represented by such form of Consent will be voted "for" approval of the Incentive Plan Proposal in accordance with the recommendation of the General Partner.

        A Unitholder who has executed and returned a form of Consent may revoke it at any time before 11:59 p.m., eastern standard time, on the Expiration Date by (i) executing and returning a form of Consent bearing a later date, or (ii) filing written notice of such revocation with the Secretary of the General Partner stating that the form of Consent is revoked. Any such written notice or later dated form of Consent should be sent to the principal executive offices of the Partnership at Five TEK Park, 9999 Hamilton Blvd., Breinigsville, Pennsylvania 18031, Attention: William H. Schmidt, Jr., Vice President, General Counsel and Secretary.

Required Vote

        The Incentive Plan Proposal requires the approval of holders of a majority of the outstanding LP Units as of the close of business on the Record Date.

        Because the approval of holders of a majority of the outstanding LP Units is required to approve the Incentive Plan Proposal, not returning the form of consent will have the same effect as a vote against the Incentive Plan Proposal.

        Buckeye Pipe Line Services Company ("Services Company"), which is owned by the Buckeye Pipe Line Services Company Employee Stock Ownership Plan Trust, owned             LP Units as of the Record Date (approximately
             percent of the LP Units outstanding), and BGH, which is the parent company of the General Partner, owned 80,000 LP Units as of the Record Date (approximately              percent of the LP Units outstanding). The executive officers and directors of the General Partner owned             LP Units (approximately              percent of the LP Units outstanding) as of the Record Date. Each of Services Company, BGH, and each executive officer and director of the General Partner who holds LP Units has advised the General Partner that it intends to consent, as to the LP Units it owns, to the Incentive Plan Proposal. Therefore, in addition to the LP Units held by Services Company, BGH and the executive officers and directors of the General Partner, the consent of holders of an additional             LP Units is required to approve the Incentive Plan Proposal. For further information concerning the ownership of LP Units by the General Partner's affiliates, executive officers and directors, see "Security Ownership of Certain Beneficial Owners and Management" on page 31.

Solicitation of Consents

        The cost of soliciting consents will be borne by the Partnership. To assist in the solicitation of consents, the Partnership has engaged Georgeson Inc. for a fee of approximately $12,500.00, plus reasonable out-of-pocket expenses. In addition, the Partnership will reimburse brokers, banks and other persons holding LP Units in their names, or in the names of nominees, for their expenses in sending these Solicitation materials to beneficial owners.

        Other than as discussed above, the Partnership has made no arrangements and has no understanding with any independent dealer, salesman or other person regarding the solicitation of consents hereunder, and no person has been authorized by the Partnership to give any information or to make any representation in connection with the solicitation of consents to the Incentive Plan Proposal, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. In addition to solicitations by mail, consents may be solicited by directors, officers and other employees of the General Partner, who will receive no additional compensation therefor, and by representatives of Georgeson Inc.

No Appraisal Rights

        Unitholders who object to the Incentive Plan Proposal and the resulting adoption of the Incentive Plan will have no appraisal, dissenters' or similar rights (i.e., the right to seek a judicial determination of the "fair value" of their LP Units and to compel the purchase of their LP Units for cash in that amount) under Delaware law or the Partnership Agreement of the Partnership, nor will such rights be voluntarily accorded to holders of LP Units by the Partnership. Thus, approval of the Incentive Plan Proposal by holders of a majority of the outstanding LP Units will be binding on all holders of LP Units, and objecting holders of LP Units will have no alternative other than selling their LP Units prior to the effective date of the adoption of the Incentive Plan.

Householding Matters

        Unitholders who share a single address will receive only one Consent Solicitation Statement at that address unless we have received instructions to the contrary from any Unitholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a Unitholder of record residing at such an address wishes to receive a separate copy of this Consent Solicitation Statement or of future Consent Solicitation Statement (as applicable), he or she may contact Stephen R. Milbourne at 610-904-4000 or write to Investor Relations, Buckeye Partners, L.P., Five TEK Park, 9999 Hamilton Blvd., Breinigsville, PA 18031. We will deliver separate copies of this Consent Solicitation Statement promptly upon written or oral request. If you are a Unitholder of record receiving multiple copies of our Consent Solicitation Statement, you can request householding by contacting us in the same manner. If you own your LP Units through a bank, broker or other Unitholder of record, you can request additional copies of this Consent Solicitation Statement or request householding by contacting the Unitholder of record.

Notice to Unitholders

        The General Partner will notify Unitholders of the results of this Solicitation promptly after the Expiration Date.

Your Consent is important, regardless of the number of LP Units you own. Accordingly, please complete, sign and return your Consent promptly.

 INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE INCENTIVE PLAN PROPOSAL

        Independent members of the Board of Directors and executive officers of the General Partner and its affiliates will be eligible to receive grants under the terms of the Incentive Plan. Accordingly, the independent members of the Board of Directors and the executive officers of the General Partner have a substantial interest in the passage of the Incentive Plan Proposal. The currently determinable awards to be made to the independent directors and executive officers under the Incentive Plan are set forth in the table under the heading "New Plan Benefits" above.

 EXECUTIVE COMPENSATION

        In connection with our solicitation of your consent to implement the Incentive Plan, Securities and Exchange Commission rules require us to provide executive compensation information for our most recently completed fiscal year similar to the information we provide annually in our Annual Report on Form 10-K. Because the year ended December 31, 2007 is our most recently completed fiscal year, the Executive Compensation section of this Consent Solicitation Statement substantially mirrors the Executive Compensation section set forth in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission on February 28, 2008.

        The discussion below reflects our compensation structure as in effect prior to late 2008. Under that structure, the compensation of certain of our officers was paid by BGH and the compensation of certain other officers was paid by the Partnership. After the filing of our Annual Report on Form 10-K, from which the information below was taken, on October 15, 2008, we entered into a Fifth Amended and Restated Exchange Agreement and a First Amendment to Services Agreement pursuant to which we have agreed to become responsible for substantially all executive compensation liabilities arising on and after January 1, 2009, in return for an annual fixed payment from BGH to us (the "Annual Fixed Payment"). This change in our compensation structure will allow our Compensation Committee to adopt compensation plans, policies and practices that will apply to our entire management team, such as this Incentive Plan. The amount of the Annual Fixed Payment has not yet been determined, but the formula for calculating the Annual Fixed Payment has been set as a multiple of the 2009 base salaries for the four highest salaried officers performing duties for our general partner, which will compensate us for the assumption of the base salaries, annual bonus opportunity and benefits (plus a 15% cushion over such amounts) for such officers.

Overview

        The Partnership is managed by the General Partner. The General Partner is 100% owned by BGH. BGH is owned approximately 62% by BGH GP, approximately 37% by the public, and approximately 1% by members of our senior management. BGH GP is primarily owned by affiliates of ArcLight, Kelso and certain members of our senior management. BGH GP also owns the general partner of BGH, and through such ownership, controls both BGH and us.

        As of September 30, 2008, Services Company employed a substantial portion of the employees who provide services to the operating subsidiaries through which the Partnership conducts its operations. Pursuant to a services agreement and an executive employment agreement, the Partnership and the General Partner reimburse Services Company for the costs of employing these employees.

Compensation Discussion and Analysis

  Named Executive Officers

        We do not have officers or directors. Our business is managed by the Board of Directors of our general partner, and the executive officers of our general partner perform all of our management functions. Thus, the executive officers of our general partner are our executive officers. This Compensation Discussion and Analysis is focused on the total compensation of the executive officers of our general partner. Our executive officers, whom we refer to in this discussion as our "named executive officers" are:

  •
  Forrest E. Wylie, Chairman and Chief Executive Officer;

  •
  Vance E. Powers, Acting Chief Financial Officer;

  •
  Stephen C. Muther, President; and

  •
  Eric A. Gustafson, Senior Vice President and Chief Operating Officer.

        In addition to our current named executive officers listed above, this Compensation Discussion and Analysis sets forth information concerning the total compensation in 2007 of the following former officers who resigned during 2007:

  •
  William H. Shea, Jr., former Chairman, President and Chief Executive Officer; and

  •
  Robert B. Wallace, former Chief Financial Officer.

        Mr. Shea resigned on June 25, 2007 in connection with the acquisition of the controlling interest in BGH by BGH GP, and Mr. Wallace resigned on July 27, 2007 to pursue other opportunities.

  Compensation Committee Interlocks and Insider Participation

        As a limited partnership that is listed on the NYSE, we are not required to have a Compensation Committee. In 2006, our general partner's Board of Directors determined that we had four executive officers, all of whom were compensated by BGH and not by us and, therefore, that a compensation committee was not necessary. Likewise, at the outset of 2007, our general partner's Board of Directors determined that a compensation committee was unnecessary for 2007. In the second half of 2007, following the resignation of Robert B. Wallace as Chief Financial Officer and the appointment of Vance E. Powers, whose compensation we pay, as Acting Chief Financial Officer, the Board of Directors determined that a Compensation Committee was appropriate.

        Our Compensation Committee was formed in November 2007 and is composed of Clark C. Smith (Chairman), Michael B. Goldberg, C. Scott Hobbs, Mark C. McKinley and Robb E. Turner. Messrs. Smith, Hobbs, and McKinley are independent directors (as that term is defined in the applicable NYSE rules and Rule 10A-3 of the Securities Exchange Act of 1934 (the "Exchange Act')). The non-independent directors are Messrs. Goldberg and Turner, who are affiliated with BGH GP. None of the members of the Compensation Committee has served as an officer or been an employee of the Partnership and we do not have any related-person transactions with any of the members of the Compensation Committee. None of our executive officers serves on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

        BGH is also an NYSE-listed limited partnership and, therefore, is likewise not required to have a Compensation Committee. However, as the owner of our general partner, BGH is responsible for paying the compensation of three of our named executive officers (see "Our Responsibility for Compensation" below) and, as such, its Board of Directors concluded that it would be appropriate to form a Compensation Committee. BGH's Compensation Committee was formed in January 2007. The committee is composed of two independent directors (as that term is defined in the applicable NYSE rules and Rule 10A-3 of the Exchange Act) and one director who is not independent. The independent directors are Oliver "Rick" G. Richard, III (who replaced W. Barnes Hauptfuhrer upon Mr. Hauptfuhrer's resignation on April 29, 2008) and Frank S. Sowinski. The non-independent director is Frank J. Loverro. Mr. Loverro is the chairman of the committee and is affiliated with BGH GP.

  Our Compensation Philosophy

        We believe the most effective compensation schemes for companies like us emphasize pay-for-performance for their named executive officers. Our executive compensation scheme needs to be able to attract, retain and motivate skilled and experienced executives who can grow our business while maintaining our high standards of customer service and safety. The most important performance metric for us is whether our executives can increase our quarterly distributions to our Unitholders. The best way to motivate our executive officers to achieve this goal is to offer both short and long-term incentives, and the best way to align our executives' interests with those of our Unitholders is to use both cash and equity awards to offer those incentives.

  Our Responsibility for Compensation

        In 2007, we did not compensate Messrs. Wylie, Muther and Gustafson, but we did pay the total compensation of Mr. Powers. In 1997, we entered into an Exchange Agreement with our general partner pursuant to which our general partner agreed to assume the obligation to pay for certain compensation and fringe benefit costs for executive level duties performed by the general partner with respect to operations, finance, legal, marketing and business development, and treasury, as well as the President of our general partner. In connection with a subsequent restructuring in 2004, the Exchange Agreement was amended to provide that such assumption applied to all compensation and fringe benefit costs for the four highest salaried officers performing duties for our general partner (the "Executive Compensation Liabilities"), three of whom are currently Messrs. Wylie, Muther and Gustafson. Accordingly, the total compensation of Messrs. Wylie, Muther and Gustafson (with the exception of some potential contractual severance payments that could become payable to Mr. Muther upon termination of his employment, as further described under the heading "Payments upon Termination or Change in Control" below) is paid by our general partner or its owner, BGH, and not by us.

        At the time the Exchange Agreement was entered into and until BGH's initial public offering in August 2006, our general partner was privately owned and, because we did not have to compensate our executive officers, our Board of Directors did not set their compensation. Rather, our executive compensation was determined privately, through negotiations between our executives and the owner of our general partner. Now, our general partner is owned by another publicly traded partnership, BGH, which has its own Board of Directors. After the initial public offering, BGH's Board of Directors continued the compensation program for our named executive officers that had been in effect prior to BGH's initial public offering, for the remainder of 2006.

  Change of Control

        In early 2007, BGH's Compensation Committee and our Board of Directors and officers began discussing informally ways to restructure or streamline our executive compensation scheme in order to create a unified program that fairly and consistently motivates and rewards our executive officers as a group. Shortly into the year, however, Carlyle/Riverstone BPL Holdings II, L.P. ("Carlyle/Riverstone"), which controlled us and had the ability to appoint the directors of both BGH's and our general partner, began to explore selling its interests in BGH to a new owner. On April 3, 2007, a purchase agreement was executed to sell Carlyle/Riverstone's interests in BGH and its general partner to BGH GP.

        The transaction closed on June 25, 2007 and, in connection with the closing, Mr. Shea resigned as Chairman, President and Chief Executive Officer and was replaced by Mr. Wylie. Additionally, several directors of BGH's general partner and our general partner who were affiliated with Carlyle/Riverstone resigned and were replaced with directors affiliated with ArcLight and Kelso. During this time, BGH's Compensation Committee did not change the compensation of our named executive officers from 2006 levels. The BGH Compensation Committee did not reevaluate the appropriateness of the various elements of compensation or their amounts, and did not examine the effects each element has on the others.

        In July, Mr. Wallace resigned as Senior Vice President—Finance and Chief Financial Officer to pursue other opportunities and was replaced on an interim basis by Mr. Powers, who had been the Controller. Mr. Powers' salary, for which we are responsible, was not changed at that time. On September 30, 2007, all of the independent directors of our general partner retired from our Board of Directors. As disclosed in our Current Reports on Form 8-K filed September 20, 2007 and October 4, 2007, these directors did not resign because of any disagreement with our general partner or us on any matter relating to either entity's operations, policies or practices. BGH replaced these independent directors of our general partner with Messrs. Hobbs, McKinley and Smith on October 1, 2007. As of October 1, 2007, every member of the Board of Directors of our general partner had changed from the Board of Directors with which we began 2007.

  Types of Compensation in 2007

        In 2007, the compensation paid by us or BGH to all of our named executive officers consisted primarily of salary and non-qualified deferred compensation. Mr. Powers also received a non-equity incentive award which was granted to him prior to his appointment as Acting Chief Financial Officer and prior to his becoming one of our executive officers. The total compensation in 2007 of our named executive officers also included accelerated vesting of previously issued equity awards in BGH (for all named executive officers except Mr. Wylie) and the issuance of new equity awards in BGH GP, the privately owned parent company of BGH's general partner.

        The base salaries of our named executive officers in 2007 were as follows:

Name	Base Salary in 2007
Forrest E. Wylie	$400,000
Vance E. Powers	$200,000
Stephen C. Muther	$300,000
Eric A. Gustafson	$300,000
William H. Shea, Jr.	$400,000
Robert B. Wallace	$300,000

        Except for Mr. Powers' salary, the salaries of our named executive officers were paid by BGH. None of BGH, its Compensation Committee, or our general partner has engaged in any benchmarking of these salaries against those of similarly situated executives in peer companies.

        The named executive officers also received non-qualified deferred compensation in 2007 in the form of contributions by us or BGH to their Benefit Equalization Plan accounts. The Benefit Equalization Plan is a non-qualified deferred compensation plan and provides that any employee whose company contributions to qualified pension and savings plans have been limited due to Internal Revenue Service ("IRS") limits on compensation allowable for calculating benefits under qualified plans will receive an equivalent benefit under the Benefit Equalization Plan for company contributed amounts they would have received under qualified plans if there were no IRS limits on compensation levels. Each named executive officer participated in this plan prior to BGH becoming a public company in August of 2006 and continued to participate in this plan thereafter.

        Prior to BGH GP's acquisition of a controlling interest in BGH in June 2007, each of Messrs. Muther, Gustafson, Powers, Shea and Wallace owned BGH management units that were issued in 2004. Seventy percent of the management units had already vested or vested in connection with BGH's initial public offering in August 2006. Immediately following BGH's initial public offering, the remaining 30%, or 408,600 of the management units, were scheduled to vest over a three year period with 136,200 of the units scheduled to vest on each May 4 of 2007, 2008 and 2009. When Carlyle/

Riverstone sold its interest in BGH to BGH GP on June 25, 2007, however, all of these remaining unvested management units automatically vested. Please see the discussion entitled "Buckeye GP Holdings L.P. Management Units" in the narrative following the Summary Compensation Table below.

        Finally, in connection with BGH GP's purchase of a controlling interest in BGH, BGH GP granted our named executive officers (except for Mr. Shea) certain limited liability company interests, called override units, in BGH GP. Effective upon his resignation from BGH in July 2007, Mr. Wallace forfeited all of his override units. The Board of Directors of BGH GP determined the number of override units awarded to the named executive officers and the vesting schedules of those override units. A description of the override units and their vesting schedules is contained in the narrative discussion following the Summary Compensation Table below. The BGH management units and the BGH override units were not awarded by us and they do not constitute a cost to us.

Summary Compensation Table

Name and Principal Position(a)	Fiscal Year(b)	Salary ($)(c)	Bonus ($)(d)	Unit Awards ($)(1)(e)	Option Awards ($)(2)(f)	Non-Equity Incentive Plan Compensation ($)(3)(g)	All Other Compensation ($)(4)(i)	Total ($) (j)
Forrest E. Wylie Chairman and Chief Executive Officer	2007	200,000	—	272,480	—	—	12,693	485,173
Vance E. Powers Acting Chief Financial Officer	2007	177,672	35,000	104,351	15,468	108,750	95,434	536,675
Stephen C. Muther President	2007 2006	305,770 305,770	— —	308,411 690,410	— —	— 575,000	50,872 57,040	665,053 1,628,220
Eric A. Gustafson Senior Vice President and Chief Operating Officer	2007 2006	300,000 300,000	— —	249,474 517,807	— 5,201	— 87,500	114,697 114,839	664,171 1,025,347
William H. Shea, Jr. former President and Chief Executive Officer	2007 2006	201,539 400,000	— —	353,625 1,035,615	— —	— 500,000	312,077 74,214	867,241 2,009,829
Robert B. Wallace former Chief Financial Officer	2007 2006	178,846 300,000	— —	117,875 345,205	— —	— 575,000	118,027 48,683	414,748 1,268,888

(1)
Amounts reflect compensation expense recognized in the financial statements for the fiscal years ended December 31, 2007 and 2006, in accordance with SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R") for two separate incentive unit award programs. In 2007, the amounts relate to both: i) the management units of BGH and ii) override units granted in 2007 by BGH GP. In 2006, the amounts relate to the management units of BGH. See the narrative discussions below titled "Buckeye GP Holdings L.P. Management Units" and "BGH GP Holdings, LLC Override Units" for the assumptions used in the valuation of the fair value of the management and override units.

(2)
Amounts reflect compensation expense recognized in the financial statements for fiscal years ended December 31, 2007 and 2006, in accordance with SFAS 123R, for option awards of our limited partner units made pursuant to the Buckeye Pipe Line Services Company Unit Option and Distribution Equivalent Plan. Named executive officers are not eligible for option awards under this program. However, Messrs. Powers and Gustafson had outstanding option awards that were granted to them under this program prior to their becoming named executive officers. See Note 14 to the financial statements for the year ended December 31,

  2007 contained in Buckeye's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on February 28, 2008 for a further discussion of the assumptions related to unit option expense.

(3)
The amounts reported for 2007 represent amounts paid in 2008 for incentive goals achieved for the fiscal year 2007. The amounts reported for 2006 were paid to the named executive officers in connection with the completion of the initial public offering of BGH.

(4)
For each named executive officer, the amounts in the column labeled "All Other Compensation" consist of:

Name	Fiscal Year	Savings Plan Contributions ($)(a)	ESOP ($)(b)	Unit Options Distribution Equivalents ($)(c)	Benefit Equalization Plan ($)(d)	Other ($)(e)	Total All Other Compensation ($)
Forrest E. Wylie	2007	12,693	—	—	—	—	12,693
Vance E. Powers	2007	9,684	21,925	63,825	—	—	95,434
Stephen C. Muther	2007	11,250	26,497	—	13,125	—	50,872
	2006	11,000	22,744	—	23,296	—	57,040
Eric A. Gustafson	2007	11,250	26,497	63,825	13,125	—	114,697
	2006	11,000	22,744	60,033	21,062	—	114,839
William H. Shea, Jr.	2007	10,000	18,237	—	—	283,840	312,077
	2006	11,000	22,285	—	40,929	—	74,214
Robert B. Wallace	2007	8,942	18,237	—	—	90,848	118,027
	2006	11,000	22,744	—	14,939	—	48,683

    (a)
    Amounts represent a 5% company contribution to the Buckeye Pipe Line Services Company Retirement and Savings Plan for each of the named executive officers on wages of up to $225,000 for 2007 and $220,000 for 2006. Mr. Wylie also receives a 5% matching contribution on his contributions to the retirement and savings plan.

    (b)
    Amounts represent the value of Buckeye Pipe Line Services Company stock allocated to each named executive officer, in accordance with the terms of the Buckeye Pipe Line Services Company Employee Stock Ownership Plan described in the accompanying narrative.

    (c)
    Amounts represent the payment of distribution equivalents under the Buckeye Pipe Line Services Company Unit Option and Distribution Equivalent Plan. Pursuant to the plan, distribution equivalents were calculated by multiplying (i) the number of our limited partner units subject to such options that have not vested by (ii) 200% of the Partnership's per limited partner unit regular quarterly distribution. The number of unit options used as the basis for the payments in 2007 was 3,700 for Messrs. Powers and Gustafson. In 2006, 3,700 unit options were the basis for the payment to Mr. Gustafson.

    (d)
    Amounts represent contributions to the named executive officer's account under the Buckeye Pipe Line Services Company Benefit Equalization Plan. A description of the plan and the amounts of contributions credited to each named executive officer's account in 2007 are set forth in the "2007 Nonqualified Deferred Compensation Table" and the accompanying narrative discussion below.

    (e)
    For Mr. Wallace, this amount was negotiated as part of his resignation on July 27, 2007. For Mr. Shea, this amount was paid by BGH GP after his resignation on June 25, 2007.

  Salaries

        The base salaries of our named executive officers in 2007 were as follows:

Name	Base Salary in 2007
Forrest E. Wylie	$400,000
Vance E. Powers	$200,000
Stephen C. Muther	$300,000
Eric A. Gustafson	$300,000
William H. Shea, Jr.	$400,000
Robert B. Wallace	$300,000

        As discussed in the preceding Compensation Discussion and Analysis, neither BGH's general partner, its Compensation Committee, nor our general partner or Compensation Committee has engaged in any benchmarking of these salaries against those of similarly situated executives in peer companies.

  Muther Employment Agreement

        Mr. Muther and BGH are parties to an amended and restated employment and severance agreement, dated as of October 25, 2007. Mr. Muther's base salary under his employment agreement is not less than $300,000 per year (less applicable taxes and withholdings). Mr. Muther's employment agreement is terminable at any time for any reason by BGH or Mr. Muther, subject to the obligations of BGH and us to pay Mr. Muther severance under certain circumstances. Pursuant to the employment agreement, Mr. Muther is employed by Services Company. Pursuant to an exchange agreement and an executive employment agreement between BGH and Services Company, BGH reimburses Services Company for all payments to Mr. Muther and the cost of Mr. Muther's benefits under the employment agreement.

  Buckeye GP Holdings L.P. Management Units

        Prior to BGH's initial public offering of its common units on August 9, 2006, our general partner was owned by a privately-held limited partnership named MainLine L.P. In May 2004, MainLine Management LLC instituted a Unit Compensation Plan and issued 16,216,668 Class B Units to certain members of senior management (including Messrs. Shea, Wallace, Muther, Gustafson and Powers). Mr. Wallace also received Class B Units when he was elected by MainLine Management LLC as the Senior Vice President, Finance and Chief Financial Officer of our general partner in September 2004.

        Coincident with BGH's initial public offering on August 9, 2006, the equity interests of MainLine Management LLC were exchanged for the equity interests of BGH. The Class B Units of MainLine Management LLC (including those owned by Messrs. Shea, Wallace, Muther, Gustafson and Powers) were exchanged for 1,362,000 management units of BGH. Pursuant to the terms of the exchange, seventy percent, or 953,400 management units, became vested immediately upon their exchange, and the remaining 30%, or 408,600 of the management units, were expected to vest over a three year period. However, coincident with the sale of BGH in June of 2007, all the remaining unvested management units became vested.

        Under the provisions of SFAS 123R, BGH recognized deferred compensation for the management units for which both (i) vesting was accelerated compared to the MainLine Management LLC Class B Units, and (ii) were now deemed probable of vesting compared to BGH's previous estimates. BGH determined that these criteria applied to 272,400 management units, the market value of which was $17.0 per unit or approximately $4.6 million in total at August 9, 2006.

        Of the total equity compensation charge of $4.6 million, BGH expensed approximately $3.3 million in 2006. The balance of $1.3 million was recorded as compensation expense in the first half of 2007.

  BGH GP Holdings, LLC Override Units

        In connection with its purchase of a controlling interest in BGH on June 25, 2007, BGH GP granted certain limited liability company interests, called override units, to certain members of our management, including Messrs. Wylie, Muther, Gustafson, Powers, and Wallace. Effective upon his resignation from BGH in July 2007, Mr. Wallace forfeited all of his override units. The limited liability company agreement of BGH GP defines three types of override units: Value A Units, Value B Units and Operating Units. BGH GP granted units, with grant date fair values to our named executive officers, as follows:

Name	Value A # of Units	Value B # of Units	Operating # of Units	Total # of Units Awarded
Forrest E. Wylie	637,381	637,381	637,381	1,912,143
Vance E. Powers	106,230	106,230	106,230	318,690
Stephen C. Muther	169,968	169,968	169,968	509,904
Eric A. Gustafson	169,968	169,968	169,968	509,904
Robert B. Wallace(1)	148,722	148,722	148,722	446,166

	Value A	Value B	Operating
Grant Date Fair Value per unit	$2.07	$1.17	$3.42

    (1)
    Effective upon his resignation from BGH in July 2007, Mr. Wallace forfeited all of his override units.

Forfeiture

        The override units are generally subject to forfeiture upon the occurrence of certain events before benchmark dates, which events and dates vary based on the type of override unit and the grantee. The override units owned by a named executive officer are subject to forfeiture if:

  •
  such named executive officer's employment is terminated for cause;

  •
  such named executive officer's employment is terminated due to death, disability or retirement (Value A Units and Value B Units only); or

  •
  such named executive officer's employment is terminated for any other reason prior to the occurrence of an exit event (as defined below) or the entry into a definitive agreement that would result in an exit event and an exit event does not occur within one year after the termination of employment.

        For the purposes of this discussion, an "exit event" generally includes the sale by ArcLight, Kelso and their affiliates of their interests in BGH GP, the sale of substantially all the assets of BGH GP and its subsidiaries, or any other "extraordinary" transaction that the Board of Directors of BGH GP determines is an exit event.

        The table below sets forth the percentages of each named executive officer's override units that are subject to forfeiture upon the occurrence of certain events prior to the dates set forth in the table.

	Time Since Date of the Grant of Override Units
Named Executive Officer	Unit Type	Reason for Forfeiture	Before 1 Year		1 Year		18 Months		2 Years		30 Months		3 Years		42 Months		4+ Years
Forrest E. Wylie	A & B Units	Cause* DDR** Other ***	100 100 100	% % %	100 75 100	% % %	100 62.5 100	% % %	100 50 100	% % %	100 37.5 100	% % %	100 25 100	% % %	100 12.5 100	% % %	100 0 100	% % %
	Operating Units	Cause	100%		100%		100%		100%		100%		100%		100%		100%
		DDR	0%		0%		0%		0%		0%		0%		0%		0%
		Other	100%		75%		62.5%		50%		37.5%		25%		12.5%		0%
Vance E. Powers	A & B Units	Cause	100%		100%		100%		100%		100%		100%		100%		100%
		DDR	100%		100%		100%		100%		100%		100%		100%		100%
		Other	100%		100%		100%		100%		100%		100%		100%		100%
	Operating Units	Cause	100%		100%		100%		100%		100%		100%		100%		100%
		DDR	0%		0%		0%		0%		0%		0%		0%		0%
		Other	100%		75%		62.5%		50%		37.5%		25%		12.5%		0%
Stephen C. Muther	A & B Units	Cause	100%		100%		100%		100%		100%		100%		100%		100%
		DDR	100%		100%		100%		100%		100%		100%		100%		100%
		Other	100%		100%		100%		50%		37.5%		25%		12.5%		0%
	Operating Units	Cause	100%		100%		100%		100%		100%		100%		100%		100%
		DDR	0%		0%		0%		0%		0%		0%		0%		0%
		Other	100%		75%		62.5%		50%		37.5%		25%		12.5%		0%
Eric A. Gustafson	A & B Units	Cause	100%		100%		100%		100%		100%		100%		100%		100%
		DDR	100%		100%		100%		100%		100%		100%		100%		100%
		Other	100%		100%		100%		50%		37.5%		25%		12.5%		0%
	Operating Units	Cause	100%		100%		100%		100%		100%		100%		100%		100%
		DDR	0%		0%		0%		0%		0%		0%		0%		0%
		Other	100%		75%		62.5%		50%		37.5%		25%		12.5%		0%

*
Termination of employment for cause.

**
Termination of employment due to death, disability or retirement. Upon Mr. Wylie's retirement (as opposed to the termination of his employment upon death or disability), all of his Value A Units and Value B Units will be forfeited.

***
Termination of employment for any other reason.

        Additionally, any Value A Units and Value B Units that remain subject to forfeiture at the time of an exit event will be forfeited without payment.

Distributions

        The override units are entitled to share in distributions made by BGH GP under the circumstances set forth below.

        Value A Units and Value B Units may only participate in distributions if the members of BGH GP that are affiliated with ArcLight and Kelso, who we collectively refer to as the ArcLight Kelso Members, receive an internal rate of return (compounded annually) of at least 10% and the investment multiple for the ArcLight Kelso Members is equal to or greater than 2.0. The ArcLight Kelso investment multiple is generally the sum of all the distributions the ArcLight Kelso Members have received from BGH GP prior to the time in question, divided by the total amount of capital contributions to BGH GP that the ArcLight Kelso Members have made prior to such time.

        Additionally, all distributions on Value A Units and Value B Units are subject to the following performance criteria:

  •
  if the ArcLight Kelso investment multiple is 2.0 or more, all Value A Units participate in distributions;

  •
  if the ArcLight Kelso investment multiple is 3.5 or more, all Value B Units participate in distributions; and

  •
  if the ArcLight Kelso investment multiple is greater than 2.0 but less than 3.5, a percentage of the Value B Units will participate in distributions based generally on a sliding scale with 0% participating at the 2.0 level and 100% participating at the 3.5 level.

        Subject to the ability of the board of BGH GP to change such amounts, distributions may be $10.00 per override unit. Such distributions may be made when and as declared by the Board, which we refer to as interim distributions, or as a result of an exit event. Furthermore, named executive officers who hold Value A Units or Value B Units that become eligible to participate in distributions upon satisfaction of the performance criteria summarized above are entitled to cumulative priority "catch up distributions" in respect of earlier interim distributions not made on those Value A Units and Value B Units upon a subsequent interim distribution or a distribution in connection with an exit event.

        Operating Units that are still subject to forfeiture at the time of a distribution do not participate in interim distributions but are entitled to distributions in connection with an exit event. As with Value A Units and Value B Units, distributions on Operating Units are equal to $10.00 per Operating Unit. Additionally, Operating Units that are no longer subject to forfeiture are entitled to cumulative priority "catch up distributions" in respect of earlier interim distributions not made on such Operating Units upon a subsequent interim distribution or distribution in connection with an exit event. Finally, distributions on Operating Units that are not subject to forfeiture are not subject to the investment multiple performance criteria that are applicable to Value A Units and Value B Units.

Determination of Fair Value

        We valued the override units using the Monte Carlo simulation method that incorporated the market-based vesting condition into the grant date fair value of the unit awards as required by SFAS 123R. The Monte Carlo simulation is a procedure to estimate future equity value from the time of the valuation date of June 25, 2007 to the exit event using the following assumptions:

  •
  Current Equity Value of $10.0 per unit or total equity of $439.0 million, based on the initial capital contribution made by the initial equity investors into BGH GP;

  •
  Expected Life of 5.5 years based on the historical average holding period for similar investments;

  •
  Risk Free Rate of 4.92% based on the US Constant maturity treasury rate for a term corresponding to the expected life of 5.5 years;

  •
  Volatility of 26%. Since BGH GP's primary assets are its ownership interest in BGH, volatility was estimated by using the volatility of BGH, along with comparisons to the 5.5 year equity volatility of other firms in the same industry as Buckeye; and

  •
  Because the likelihood of an interim distribution is not probable due to the rigorous performance criteria, dividends of zero were assumed.

Requirements With Respect to Non-Competition and Non-Solicitation

        The limited liability company agreement of BGH GP provides that, for a certain period of time certain holders of the override units, including our named executive officers (referred to as the "Management Members"), may not become associated with or employed by any entity that is actively engaged in any geographic area in which BGH, our General Partner, we or any of our subsidiaries (collectively, the "Buckeye Entities") does business in any business which is either in competition with the business of the Buckeye Entities conducted at any time during the 12 months preceding the date such Management Member ceases to hold any equity interest in BGH GP or proposed to be conducted by the Buckeye Entities in the Buckeye Entities' business plan as in effect as of the date such Management Member ceases to hold any equity interest in BGH GP.

        The limited liability company agreement further provides that no Management Member shall directly or indirectly induce any employee of the Buckeye Entities to terminate employment with the Buckeye Entities or otherwise interfere with the employment relationship of the Buckeye Entities with any person who is or was employed by the Buckeye Entities. In addition, the limited liability company agreement prohibits any Management Member from soliciting or otherwise attempting to establish for himself any business relationship with any person who is, or at any time during the 12-month period preceding the date such Management Member ceases to hold any equity interest in BGH GP was, a customer, client or distributor of the Buckeye Entities.

  Retirement and Other Benefits

        The majority of our regular full-time employees hired before September 16, 2004 (including Messrs. Muther, Gustafson and Powers) participate in Services Company's employee stock ownership plan, or ESOP, which is a qualified plan. As of February 18, 2008, Services Company owns approximately 2.2 million of our limited partner units. As of February 18, 2008, the ESOP owns all of the outstanding common stock of Services Company, or approximately 2.2 million shares. Accordingly, one share of Services Company common stock is generally considered to have a value equal to one of our limited partner units. Under the ESOP, Services Company common stock is allocated to employee accounts quarterly. Individual employees are allocated shares based on the ratio of their eligible compensation to the aggregate eligible compensation of all ESOP participants. Eligible compensation generally includes base salary, overtime payments and certain bonuses. The value of shares accumulated by an employee in the ESOP is payable to the employee or transferable to other qualified plans in accordance with the terms of the ESOP plan upon termination of the employee's employment.

        Services Company also sponsors a Retirement and Savings Plan through which it provides retirement benefits for substantially all of its regular full-time employees (including our named executive officers), except those covered by certain labor contracts. The retirement plan consists of two components. Under the first component, Services Company contributes 5% of each eligible employee's covered salary to an employee's separate account maintained in the retirement plan. Under the second component, for all employees not participating in the ESOP, Services Company makes a matching contribution into the employee's separate account for 100% of an employee's contribution to the retirement plan up to 6% of an employee's eligible covered salary. For Services Company employees who participate in the ESOP, Services Company does not make a matching contribution. Each of our named executive officers receives the contribution equal to 5% of his salary (subject to certain IRS limits) annually, and these amounts vest ratably over a five year period. Because each of Messrs. Muther, Gustafson and Powers participates in the ESOP, we do not make any matching contributions to the retirement plan on their behalf. Because Mr. Wylie does not participate in the ESOP, we do make matching contributions on his behalf.

        Services Company also sponsors a Benefit Equalization Plan, which is described in detail in the narrative discussion following the "Nonqualified Deferred Compensation Table" below.

2007 Grants of Plan-Based Awards Table

		Estimated future payouts under Non-Equity Incentive Plan Award				All Other Option Awards: Number of Units (#)(3)(j)		Grant Date Fair Value of Unit and Option Awards ($)(2)(l)
					All Other Unit Awards: Number of Units (#)(2)(i)		Exercise Price of Option Awards ($)(k)
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(1)(d)	Maximum ($)(e)
Forrest E. Wylie	6/25/2007	—	—	—	1,912,143	—	—	4,244,955
Vance E. Powers	6/25/2007	54,375	108,750	144,638	318,690	—	—	707,492
Vance E. Powers	2/21/2007	—	—	—	—	3,500	50.36	17,745
Stephen C. Muther	6/25/2007	—	—	—	509,904	—	—	1,131,988
Eric A. Gustafson	6/25/2007	—	—	—	509,904	—	—	1,131,988
William H. Shea, Jr.	—	—	—	—	—	—	—	—
Robert B. Wallace	—	—	—	—	—	—	—	—

(1)
As discussed below, this amount was earned for being a participant in the Partnership's Annual Incentive Compensation ("AIC") program. Generally, all non-executive, exempt employees participate in the AIC program. The primary factor used to determine the amount of compensation paid under this program is the achievement of the budgeted operating income for the Partnership in 2007.

(2)
These amounts were override units granted by BGH GP. The value noted in column (l) is based on the fair value of the override units at the grant date of June 25, 2007 as described above in the narrative section titled "BGH GP Holdings, LLC Override Units".

(3)
As discussed below, this amount was awarded pursuant to the Unit Option and Distribution Equivalent Plan. The distribution equivalent, as discussed below, was included in the Summary Compensation Table as "All Other Compensation".

  2007 Annual Incentive Award Program

        On February 1, 2007, we adopted the Buckeye Partners, L.P. 2007 Annual Incentive Compensation Plan, which we call the AIC Plan. As officers of our general partner, Messrs. Wylie, Muther, Gustafson, Shea and Wallace were not eligible to participate in the AIC Plan. Mr. Powers received grants to participate in the AIC Plan prior to becoming a named executive officer. The grants to Mr. Powers allowed him to earn cash awards primarily based on our achievement of certain financial targets in 2007. Specifically, if we achieved our target operating income of at least $202.0 million but less than $211.0 million in 2007, Mr. Powers was eligible to receive his target incentive award equaling 50% of his salary. This amounted to $100,000 for Mr. Powers. If we had achieved our "stretch" operating income of more than $211.0 million in 2007, Mr. Powers was eligible to receive an incentive award of 133% of his target award. Finally, if we achieved operating income between $192.0 million and $202.0 million in 2007, Mr. Powers was eligible to receive an incentive award equaling 50% of his target award. Our operating income for 2007 was approximately $202.0 million. In January 2008, Mr. Powers was paid an incentive payment equaling $108,750.

  Unit Option and Distribution Equivalent Plan

        Our Unit Option and Distribution Equivalent Plan provides for the grant of options to acquire our limited partnership units to certain of our and our affiliates' officers and key employees. The plan has historically been administered by the Board of Directors of our general partner, but may be administered by our Compensation Committee in the future. The board or committee may authorize one or more officers of our general partner to designate optionees and determine the number of options to be received by such optionees, provided that the authorizing resolution specifies the total number of options that may be so awarded. In practice, our executive officers usually recommend option grants to the Board of Directors in February of each calendar year, and the Board of Directors considers and approves the appropriate grants. Our executive officers whose compensation is paid by BGH pursuant to the exchange agreement described above are not eligible to receive unit option grants under the plan.

        The plan provides that options will generally vest three years after the date of grant, provided the optionee remains an employee of us or our affiliates at such time. Once an option becomes vested, the option remains exercisable for a period of seven years from the date of vesting, or for a shorter period specified by the Board of Directors or committee.

        The Plan also permits the Board of Directors or committee to grant distribution equivalent rights in tandem with option grants. Distribution equivalents provide the optionee with an accrual of an amount, subject to certain distribution targets set at the discretion of the Board of Directors or committee, equal to the regular quarterly distribution on the number of unvested units subject to the option. Distribution equivalents are maintained in distribution equivalent accounts on our books and records. Distribution equivalents cease to accrue when units subject to an option vest. No interest accrues or is payable to the balance in any distribution equivalent account.

        Historically, the Board of Directors has set certain distribution targets for the payment of the accrued distribution equivalents to the optionees. The benchmark for the distribution target is based on an increase in the cash distributions paid to our Unitholders over the three-year vesting period of such options. In the event that the distribution target is achieved, the distribution equivalents previously credited to an optionee's account will be paid to such optionee at 100% of the distribution equivalents. If the stretch limit is achieved, 200% of the distribution equivalents otherwise credited to the optionee's account will be paid to the optionee. If the threshold limit is achieved, only 50% of the distribution equivalents will be paid to the optionee. If the increase in the cash distributions paid to our Unitholders over the three-year vesting period of the options is below the threshold amount, the optionee will not receive any distribution equivalents. Set forth below are the distribution targets for the increase in the cash distributions paid to the Unitholders over the three-year vesting periods for options granted in 2005, 2006 and 2007:

2005	Increase in Cash Distribution Paid to Unitholders Over Vesting Period	Percentage of Accrued Distribution Equivalent Paid
Below $0.25/Unit		None
Threshold	$0.25/unit	50 percent
Target	$0.30/unit	100 percent
Stretch	$0.40/unit	200 percent

2006	Increase in Cash Distribution Paid to Unitholders Over Vesting Period	Percentage of Accrued Distribution Equivalent Paid
Below $0.30/Unit		None
Threshold	$0.30/unit	50 percent
Target	$0.60/unit	100 percent
Stretch	$0.75/unit	200 percent

2007	Increase in Cash Distribution Paid to Unitholders Over Vesting Period	Percentage of Accrued Distribution Equivalent Paid
Below $0.40/Unit		None
Threshold	$0.40/unit	50 percent
Target	$0.60/unit	100 percent
Stretch	$0.75/unit	200 percent

        The amounts and features of the 2007 unit option grant to Mr. Powers was approved by our Board of Directors in February 2007.

2007 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Unit Awards
(a)	Number of Units Underlying Unexercised Option (#) Exercisable (b)(1)	Number of Units Underlying Unexercised Option (#) Unexercisable (c)(1)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Units that have not Vested (#)(g)(2)	Market Value of Units that have not Vested ($)(h)(3)
Forrest E. Wylie	—	—	—	—	1,912,143	4,244,955
Vance E. Powers	3,700	—	42.10	2/26/2014	318,690	707,492
	—	3,700	45.88	4/1/2015	—	—
	—	3,700	44.73	2/23/2016	—	—
	—	3,500	50.36	2/21/2017	—	—
Stephen C. Muther	—	—	—	—	509,904	1,131,988
Eric A. Gustafson	—	—	—	—	509,904	1,131,988
William H. Shea, Jr.	—	—	—	—	—	—
Robert B. Wallace	—	—	—	—	—	—

(1)
The amounts in columns (b) and (c) relate to options to purchase our limited partner units under our Unit Option and Distribution Equivalent Plan. All options vest after the expiration of three years from the grant date of the option and are exercisable for up to seven years after the vesting date. Our named executive officers do not participate in the plan. The options set forth above were granted prior to Mr. Powers becoming a named executive officer. See Note 14 to the financial statements for the year ended December 31, 2007 contained in Buckeye's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on February 28, 2008 for a further discussion of the assumptions related to unit option expense.

(2)
The amounts in Column (g) are unvested override units granted by BGH GP. The vesting of the override units is discussed above in the narrative section titled "BGH GP Holdings, LLC Override Units".

(3)
The amounts in Column (h) are grant date fair values of the unvested override units granted by BGH GP as discussed above in the narrative section titled "BGH GP Holdings, LLC Override Units".

2007 Option Exercises and Units Vested Table

	Option Awards		Unit Awards
Name (a)	Number of Units Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)(1)	Number of Units Acquired on Vesting (#)(d)(2)	Value Realized on Vesting ($)(e)(3)
Forrest E. Wylie	—	—	—	—
Vance E. Powers	—	—	20,430	480,105
Stephen C. Muther	—	—	81,720	1,920,420
Eric A. Gustafson	7,400	101,787	61,290	1,440,315
William H. Shea, Jr.	—	—	122,580	2,880,630
Robert B. Wallace	—	—	40,860	960,210

(1)
The value shown in column (c) is calculated by multiplying the number of units acquired upon exercise by the difference between the exercise price and the market price of an LP Unit on the date of exercise.

(2)
The sale of the majority interest in BGH constituted a change of control of BGH that triggered the immediate vesting and expense recognition of the remaining unamortized value of the management units. See Note 3 to the financial statements for the year ended December 31, 2007 contained in Buckeye's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on February 28, 2008 for a further discussion.

(3)
The value shown in column (e) is calculated by multiplying the number of vested Units from column (d) by $23.50, which was the price per unit paid by BGH GP for BGH units in connection with the June 25, 2007 change of control. See Note 3 to the financial statements for the year ended December 31, 2007 contained in Buckeye's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on February 28, 2008 for a further discussion.

2007 Nonqualified Deferred Compensation Table

Name (a)	Registrant Contributions in Last Fiscal Year ($)(c)(1)	Aggregate Earnings in Last Fiscal Year ($)(d)	Aggregate Withdrawals in Last Fiscal Year ($)(e)	Aggregate Balance at Last Fiscal Year-End ($)(f)
Forrest E. Wylie	—	—	—	—
Vance E. Powers	—	624	—	5,520
Stephen C. Muther	13,125	35,879	—	460,832
Eric A. Gustafson	13,125	7,089	—	118,990
William H. Shea, Jr.	—	34,622	609,512	—
Robert B. Wallace	—	779	31,339	—

(1)
The aggregate amounts of contributions in the last fiscal year for each named executive officer are included in column (i) of the Summary Compensation Table above.

        The amounts reflected in the table above were credited to accounts of the named executive officers under the Buckeye Pipe Line Services Company Benefit Equalization Plan. The equalization plan is a non-qualified deferred compensation plan and provides that any employee whose company contributions to qualified pension and savings plans have been limited due to IRS limits on compensation allowable for calculating benefits under qualified plans will receive an equivalent benefit under the Equalization Plan for company contributed amounts they would have received under qualified plans if there were no IRS limits on compensation levels. Employee deferrals are not allowed under the equalization plan. In addition, the equalization plan provides that any employee with a balance in the plan will be credited with earnings on that balance at a rate that is equivalent to the actual earnings that the employee realizes on his or her investments in the Buckeye Pipe Line Services Company Retirement and Savings Plan. Employees may periodically change their investment elections in the Retirement and Savings Plan in accordance with its terms and the terms of the documents governing the investments in which they currently participate. Amounts accumulated by an employee in the equalization plan are payable to the employee in a lump sum upon termination of employment. A participating employee may also receive a distribution of all or a portion of his or her account balance in the event of a "hardship" as defined in the plan document and upon determination by the committee that administers the plan, and an employee may receive payment of a portion (as described in the plan) of the employee's account balance in the event of the death of the employee. Following the resignations of Messrs. Shea and Wallace, each received a distribution in 2007 of the amounts set forth in column (e).

        The table below shows the fund options available under the Retirement and Savings Plan and their annual rate of return for the year ended December 31, 2007.

Name of Fund	Rate of Return
American Century Income & Growth—Inst. Fund	-0.07%
American Century Small Cap Value—Inst. Fund	-2.56%
American Funds Growth Fund of America—R4	10.88%
American Value Portfolio Fund	14.85%
JPMorgan SmartRetirement 2010—Inst.	5.20%
JPMorgan SmartRetirement 2015—Inst.	5.46%
JPMorgan SmartRetirement 2020—Inst.	5.58%
JPMorgan SmartRetirement 2030—Inst.	6.43%
JPMorgan SmartRetirement 2040—Inst.	6.50%
JPMorgan SmartRetirement Income—Inst.	5.17%
JPMorgan Stable Value	4.0%—5.0%(1)
Lord Abbett Developing Growth—A Fund	35.83%
Oakmark Equity and Income Fund	11.97%
PIMCO Total Return Fund	8.84%
SSgA S&P 500 Fund—D	5.37%
SSgaA MSCI EAFE Index Fund—C	11.05%
Templeton Foreigh—A Fund	17.24%

    (1)
    New Fund in 2007. Data is only available for three months.

Payments upon Termination or Change in Control

  Mr. Shea

        Mr. Shea resigned as President and Chief Executive Officer of our general partner and BGH's general partner on June 25, 2007 in connection with the sale of a controlling interest in BGH to BGH GP.

        In connection with his resignation, Mr. Shea entered into a letter agreement with BGH GP that provides for certain severance and health and welfare benefit payments to him. This agreement superseded any obligations we had to Mr. Shea following his resignation. For convenience, we make the payments to Mr. Shea, but they are not our obligation, and we are 100% reimbursed by BGH GP for all such payments. This letter agreement is described below for the sake of completeness.

        Under the terms of the letter agreement, Mr. Shea receives annual severance compensation during the period from June 25, 2007 to December 31, 2008 in the amount of $400,000 per year, payable in equal monthly installments commencing in July 2007 and continuing until December 31, 2008. BGH GP has also agreed to provide Mr. Shea with the following payments during the 36-month period following June 25, 2007:

  •
  Through December 2008, BGH GP will pay Mr. Shea a monthly payment on the first payroll date of each month equal to the Comprehensive Omnibus Budget Reconciliation Act ("COBRA") cost of continued health and dental coverage under our health and dental plans pursuant to section 4980B of the Internal Revenue Code of 1986, as amended, less the amount that he would be required to contribute for health and dental coverage if he were an active employee.

  •
  After the COBRA period described above, and through December 2009, BGH GP will pay Mr. Shea (or directly to the insurer on his behalf) a quarterly payment equal to the premium cost that he will incur during the quarter to maintain health and dental coverage that is substantially similar to the health and dental coverage that we provided him immediately before such coverage ended, less the amount that he would be required to contribute for health and dental coverage if he were an active employee.

  •
  Through June 2010, BGH GP will pay Mr. Shea (or directly to his insurer on his behalf) a quarterly payment equal to the premium cost that he will incur during the quarter to maintain long-term disability insurance coverage.

  •
  On each date on which a payment described above is made, BGH GP also pays Mr. Shea an additional tax "gross up" amount equal to the federal, state and local income and payroll taxes that he incurs, if any, on the amount paid under any section above, and on the amount paid for such gross up, on that date.

        BGH GP's obligation to provide these payments will cease upon Mr. Shea obtaining new employment that provides him with eligibility for medical and dental benefits and disability insurance without a pre-existing condition limitation.

        The letter agreement also provides that through December 2008 Mr. Shea will be available to the management team and the boards of directors of the respective general partners of BGH and us for assistance regarding the business and affairs of BGH and us, and that Mr. Shea will not receive additional compensation for such consultation.

        BGH GP also has agreed to provide Mr. Shea office space and normal administrative service, supplies, furnishings, equipment and technical support on a monthly basis through December 2008.

        Following the termination of Mr. Shea's employment, he became entitled to distributions of the aggregate balances of his benefits equalization plan account and ESOP account, which totaled $1,129,274.

  Mr. Wallace

        Mr. Wallace resigned as our Senior Vice President, Finance and Chief Financial Officer on July 27, 2007. In connection with his termination of employment, Mr. Wallace became entitled to distributions of the aggregate balances of his benefits equalization plan account and ESOP account, which totaled $50,666. He also negotiated a cash severance payment of $90,848 which BGH paid.

  Severance and Continued Benefits

        On October 25, 2007, in connection with Mr. Muther becoming President of our general partner and of BGH's general partner, Mr. Muther and BGH amended and restated his employment and severance agreement. Mr. Muther's employment and severance agreement provides that BGH will pay severance payments and allow Mr. Muther to continue certain medical and dental benefits following a termination of Mr. Muther's employment by BGH (and its affiliates). This agreement replaced and amended earlier employment and severance agreements under which we were obligated to provide certain severance payments to Mr. Muther on termination. Although BGH is obligated for Mr. Muther's compensation, severance and benefits under the current employment and severance agreement, we remain liable for certain severance costs to the extent we would have been liable for them under the old agreements and for amounts that accrued in Mr. Muther's retirement plans prior to the 1997 date of the original Exchange Agreement discussed above. Under the employment and severance agreement, Mr. Muther is entitled to the payment of severance and the continuation of certain benefits following (a) an involuntary termination of Mr. Muther's employment for any reason other than for "cause" or (b) a voluntary termination of employment by Mr. Muther for "good reason," which includes an election by Mr. Muther to terminate his employment between December 26, 2008 and June 25, 2010 following a change of control in us or BGH (which includes the change of control that occurred on June 25, 2007 as discussed above). Under either of these circumstances,

Mr. Muther would receive a cash severance payment from BGH of $2,000,000 at the time of his termination. Assuming a qualifying termination of employment on December 31, 2007, Mr. Muther would have received a lump-sum severance payment equal to $2,000,000. In addition, BGH will provide certain continued medical and dental benefits to Mr. Muther under our plans for a period of 18 months following his termination (36 months if his termination were to be in connection with a change of control). Mr. Muther's eligibility to continue receiving these medical and dental benefits will cease if Mr. Muther obtains new employment that provides him with eligibility for medical benefits without a pre-existing condition limitation. Also, if the first day of the calendar month on or following Mr. Muther's 62nd birthday will be less than 18 months after his termination (36 months if his termination were to be in connection with a change of control), then the cash severance payment described above will be reduced to an amount equal to a fraction of such amount, the numerator of which is the number of days from the date of Mr. Muther's termination to the first day of the calendar month on or following Mr. Muther's 62nd birthday and the denominator of which is 548 (1095 if Mr. Muther's termination was in connection with a change of control). For purposes of Mr. Muther's employment agreement, a "change of control" is defined as the acquisition (other than by our general partner and its affiliates) of 80 percent or more of our LP Units, 51 percent or more of the general partner interests owned by our general partner or 50 percent or more of the voting equity interest of us and our general partner on a combined basis. Mr. Muther is also eligible for severance under the Severance Pay Plan for Employees of Buckeye Pipe Line Services Company, which is described below in the discussion regarding Mr. Gustafson. If Mr. Muther is terminated such that both plans are triggered, however, the amount of the payments he would receive pursuant to his employment and severance agreement will be reduced by any amounts he receives pursuant to the severance pay plan. As of December 31, 2007, the severance payable to Mr. Muther pursuant to his employment and severance agreement exceeds the amount payable under the severance pay plan. The amended and restated employment agreement of Mr. Muther was approved by the Compensation Committee of BGH. The BGH Compensation Committee determined that it was in the best interest of the general partner to increase Mr. Muther's severance payment and to provide a period in which Mr. Muther could elect to receive such payment beginning December 26, 2008, in order to incentivize Mr. Muther to maintain his employment with the general partner and thereby achieve continuity in our management following the resignations of Mr. Shea and Mr. Wallace.

        In addition to any applicable severance payments described above, assuming Mr. Muther was terminated as of December 31, 2007 under circumstances that entitled him to receive the continued medical, dental and disability benefits described above, the value of such benefits is estimated to be approximately $22,523, except if the termination were in connection with a change of control, the value of his benefits would be approximately $45,046. In valuing these benefits, we used the estimated rates applicable under COBRA for terminated employees. Upon termination, all named executive officers would be entitled to coverage under COBRA. COBRA coverage for Mr. Muther would begin upon the expiration of his benefit continuation periods set forth above.

        If Mr. Gustafson's employment were terminated involuntarily, he would be eligible for severance payments under the Severance Pay Plan for Employees of Buckeye Pipe Line Services Company. Subject to certain limitations, upon an involuntary termination, Mr. Gustafson would be entitled to receive a lump-sum severance payment equal to eight weeks of his base pay plus two weeks' base pay for each year of service over 4 years. Except in the case of a change of control (as defined in the plan), however, the severance payment cannot exceed one year's base pay, which for Mr. Gustafson is $300,000. Assuming an involuntary termination of employment on December 31, 2007, Mr. Gustafson would receive severance payments equal to approximately $282,000. If Mr. Gustafson were to be involuntarily terminated within two years after a "change of control," he would be entitled to receive one year's base pay plus the severance pay allowance he would have been entitled to receive under the above formula, or approximately $582,000. For the purposes of the severance pay plan, a "change of control" will occur if any person (as such term is used in sections 13(d) and 14(d) of the Securities

Exchange Act of 1934), except us or our affiliates becomes the beneficial owner, or the holder of proxies, in the aggregate of 80% or more of our limited partner units then outstanding.

        If Mr. Powers' employment were terminated involuntarily, he would also be eligible for severance payments under the Severance Pay Plan for Employees of Buckeye Pipe Line Services Company. Subject to certain limitations, upon an involuntary termination, Mr. Powers would be entitled to receive a lump-sum severance payment equal to eight weeks of his base pay plus two weeks' base pay for each year of service over 4 years. Except in the case of a change of control (as defined in the plan), however, the severance payment cannot exceed one year's base pay, which for Mr. Powers is $200,000. Assuming an involuntary termination of employment on December 31, 2007, Mr. Powers would receive severance payments equal to approximately $43,300. If Mr. Powers were to be involuntarily terminated within two years after a "change of control," he would be entitled to receive one year's base pay plus the severance pay allowance he would have been entitled to receive under the above formula, or approximately $243,300.

  Plan Payouts

        Upon termination of employment, each named executive officer would become entitled to distributions of the aggregate balances of his benefits equalization plan account and ESOP account. If such officers had been terminated as of December 31, 2007, each of them would have been entitled to receive the amounts set forth opposite his name in column (f) of the "Nonqualified Deferred Compensation Table" for his benefits equalization plan balance. As of December 31, 2007, the value of Mr. Muther's ESOP account was $596,298, the value of Mr. Gustafson's ESOP account was $549,866 and the value of Mr. Powers' ESOP account was $190,926.

        As noted in the "Outstanding Equity Awards at Fiscal Year-End Table" above, as of December 31, 2007, Mr. Powers owns 10,900 unvested options to purchase our units pursuant to the Unit Option and Distribution Equivalent Plan. Under the terms of the plan, if we experience a change of control as defined in the plan, and the acquiring entity does not assume the options under the plan or otherwise provide for options to purchase the acquiror's equity securities of equal value, then Mr. Powers' unvested options would become vested upon the change of control. Upon vesting in connection with a change of control, Mr. Powers would realize value equal to the number of his options that vested times the amount, if any, by which the then current market price of our limited partner units exceeds the exercise price for such options set forth in column (e) of the "Outstanding Equity Awards at Fiscal Year-End Table." Under the Unit Option and Distribution Equivalent Plan, a change of control of the Partnership would occur if (1) our Unitholders approve a merger or consolidation of us with any other entity, other than a merger or consolidation which would result in the our Unitholders retaining at least 75% of the total equity interest of the surviving entity, as represented by the percentage of units or equity securities of us or such surviving entity held by our Unitholders immediately after such merger or consolidation, (2) a plan of complete dissolution of us is adopted or our Unitholders approve an agreement for the sale or disposition by us (in one transaction or a series of transactions) of all or substantially all of our assets, or (3) our general partner is removed, or any person or entity except one or more of the equity interest holders of our general partner or any employee benefit plan of our general partner, together with all affiliates of such person or entity, becomes the beneficial owner, or the holder of proxies, in the aggregate of 51% or more of our general partner interests.

  BGH GP Override Units

        Upon a sale of a controlling interest in BGH or BGH GP, our named executive officers may be entitled to participate in a distribution in connection with an exit event as described above under the heading "BGH GP Holdings, LLC Override Units." The amount of any such distribution is currently indeterminable, as it depends on the purchase price for the transaction and also on the aggregate amount of distributions that have been made to the ArcLight Kelso Members described above prior to the effectiveness of the sale.

        As set forth above, certain percentages of each named executive officer's override units are subject to forfeiture upon the occurrence of certain events, subject to certain vesting dates. Termination of employment of a named executive officer due to death, disability or retirement will not subject the Operating Units to any forfeiture, however.

2007 Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($) (b)	All Other Compensation ($) (g)	Total ($) (h)
Brian F. Billings	82,000	150,000	232,000
C. Scott Hobbs	22,500	—	22,500
Edward F. Kosnik	75,750	150,000	225,750
Joseph A. La Sala, Jr.	70,750	100,000	170,750
Mark C. McKinley	22,500	—	22,500
Johnathan O'Herron	75,750	150,000	225,750
Clark C. Smith	22,500	—	22,500

	371,750	550,000	921,750

        The amount reported in column (g) represents a payment made pursuant to the Director Recognition Program upon retirement from our Board of Directors (See the narrative discussion immediately following this table for further discussion).

  Director Compensation

        Effective February 21, 2007, independent directors of our general partner received an annual fee of $50,000 plus $1,250 for each Board of Directors and committee meeting attended. Additionally, the Chairman of the Audit Committee receives an annual fee of $10,000. Mr. Wylie does not receive any fees for services as a director. Directors' fees paid by our general partner in 2007 to its directors amounted to $921,750. The directors' fees were reimbursed by us.

  Director Recognition Program

        Our general partner has maintained a Director Recognition Program since September 1997. This recognition program provides that, upon retirement or death and subject to certain conditions, directors receive a benefit of up to three times their annual director's fees (excluding attendance and committee fees) based upon their years of service as a member of the Board of Directors of our general partner and its predecessors. A minimum of three full years of service as a member of the Board of Directors is required for eligibility under the recognition program. Members of the Board of Directors who are concurrently serving as an officer or employee of our general partner or its affiliates are not eligible for the Recognition Program. We paid $550,000 and $70,000 under this program in 2007 and 2006, respectively. No cash was paid under this program during 2005.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The General Partner is wholly owned by BGH, which owns 80,000 LP Units. In addition, the General Partner owns an approximately 0.5 percent general partner interest in the Partnership and an approximately 1.0 percent general partner interest in each of the Partnership's operating partnership subsidiaries (the "Operating Partnerships") as a result of its 100 percent ownership interest in MainLine L.P. BGH also has certain rights to distribution payments with respect to the Partnership's general partner interest held by the General Partner under the Fifth Amended and Restated Incentive Compensation Agreement, dated as of August 9, 2006, between the General Partner and the Partnership.

        As of the Record Date, Services Company owned             LP Units, or approximately     percent, of the outstanding LP Units. No other person or group is known to be the beneficial owner of more than 5 percent of the LP Units as of the Record Date.

        The following table sets forth certain information, as of the Record Date, concerning the beneficial ownership of LP Units by each director of our general partner, the Chief Executive Officer of our general partner, the other named executive officers of our general partner and by all directors and executive officers of our general partner as a group. Such information is based on data furnished by the persons named. Based on information furnished to our general partner by such persons, no director or executive officer of our general partner owned beneficially, as of such date, more than 1% of any class of our equity securities or those of our subsidiaries outstanding at that date.

Name(1)	Number of LP Units(2)
Irvin K. Culpepper, Jr.	—
Jake F. Erhard	80,000	(3)
Michael B. Goldberg	—
Eric A. Gustafson	18,600
C. Scott Hobbs	5,000
Mark C. McKinley	2,000
Stephen C. Muther	23,600
Vance E. Powers	100
Clark C. Smith	3,000
Keith E. St. Clair	—
Robb E. Turner	80,000	(3)
Forrest E. Wylie	82,500	(3)
All directors and executive officers as a group (consisting of 11 persons)	134,800	(4)

(1)
The address for the individuals is c/o Buckeye Partners, L.P., Five TEK Park, 9999 Hamilton Blvd., Breinigsville, PA 18031.

(2)
Unless otherwise indicated, the persons named above have sole voting and investment power over the LP Units reported.

(3)
Includes the 80,000 LP Units owned by BGH, over which the indicated persons share voting and investment power by virtue of their membership on the Board of Directors of MainLine Management LLC, the general partner of BGH. Such individuals expressly disclaim beneficial ownership of such LP Units.

(4)
The 80,000 LP Units owned by BGH are included in this total only once.

Changes of Control

        On June 25, 2007, Carlyle/Riverstone, certain members of senior management of the General Partner and other limited partners sold an approximate 62% limited partner interest in BGH, and Carlyle/Riverstone sold its member interest in MainLine Management LLC, which is the general partner of BGH, to BGH GP for $411.6 million, which was funded by contributions from the owners of BGH GP. Because BGH owns 100% of our General Partner, the transaction constituted an indirect change of control of the Partnership.

PLEASE NOTE:

        Attached as Appendix A is a copy of the Incentive Plan.

APPENDIX A

BUCKEYE PARTNERS, L.P.

2009 LONG-TERM INCENTIVE PLAN

Effective January 1, 2009

i

BUCKEYE PARTNERS, L.P.
2009 LONG-TERM INCENTIVE PLAN

1. Purpose and Design

        The purpose of this Plan is to assist Buckeye Partners, L.P., Buckeye GP LLC, the Partnership's general partner, and Affiliates in attracting and retaining employees of outstanding competence and to enable selected officers and key employees of the Partnership, the Company and Affiliates to acquire or increase ownership interests in the Partnership on a basis that will encourage them to perform at increasing levels of effectiveness and to use their best efforts to promote the growth and profitability of the Partnership. The Plan is designed to align directly long-term executive compensation with tangible, direct and identifiable benefits realized by Buckeye Partners, L.P. Unit holders.

2. Definitions

        Whenever used in this Plan, the following terms will have the respective meanings set forth below:

        2.1   "Account" means a bookkeeping account established on the records of the Company to record a Participant's interests under the Plan.

        2.2   "Affiliate" will have the meaning ascribed to such term in Rule 12b-2 of the General Rules under the Exchange Act. Notwithstanding the foregoing, Buckeye Pipe Line Services Company shall be considered an Affiliate of the Company and any reference to an Affiliate in this Plan shall include an Affiliate of the Company or the Partnership, as applicable.

        2.3   "Board" means the Company's Board of Directors as constituted from time to time.

        2.4   "Cause" shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Participant (i) has materially breached his or her employment, severance or service contract with the Company, Partnership or Affiliate, (ii) has engaged in disloyalty to the Company, Partnership or Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Company, Partnership or Affiliate to persons not entitled to receive such information, or (iv) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Company, Partnership or Affiliate.

        2.5   "Change of Control" shall mean the occurrence of one or more of the following transactions:

          (a)   the sale or disposal by the Partnership of all or substantially all of its assets; or

          (b)   the merger or consolidation of the Partnership with or into another partnership, corporation, or other entity, other than a merger or consolidation in which the Unit holders immediately prior to such transaction retain at least a fifty percent (50%) equity interest in the surviving entity; or

          (c)   the occurrence of one or more of the following events:

            (i)    the Company ceases to be the sole general partner of the Partnership;

            (ii)   Buckeye GP Holdings L.P. ceases to own and control, directly or indirectly, 100% of the outstanding equity interests of the Company;

            (iii)  MainLine Management LLC ceases to be the sole general partner of Buckeye GP Holdings L.P.; or

            (iv)  BGH GP Holdings, LLC ceases to own and control, directly or indirectly, 100% of the outstanding equity interests of MainLine Management LLC;

          provided, however, that none of the events described in this clause (c) shall constitute a Change of Control if, following such event, either ArcLight Capital Partners, LLC and its affiliates ("ArcLight") or Kelso & Company and its affiliates ("Kelso") possess, or both ArcLight and Kelso collectively possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Partnership, whether through the ownership of voting securities, by contract, or otherwise; or

          (d)   the failure of ArcLight and Kelso collectively to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Partnership, whether through the ownership of voting securities, by contract, or otherwise.

        2.6   "Change of Control Period" shall mean the period commencing on the date of a Change of Control and ending eighteen (18) calendar months following a Change of Control.

        2.7   "Code" means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

        2.8   "Committee" means the Compensation Committee of the Board or its successor.

        2.9   "Company" means Buckeye GP LLC, a Delaware limited liability company, and any successor thereto.

        2.10   "Comparison Group" means the group selected by the Committee and consisting of the Partnership and such other entities deemed by the Committee (in its sole discretion) to be reasonably comparable to the Partnership.

        2.11   "Date of Grant" means the effective date on which a Grant is made to a Participant as set forth in the applicable Grant Letter.

        2.12   "Disability" or "Disabled" means a Participant becoming disabled within the meaning of section 22(e)(3) of the Code, a long-term disability as determined under the long-term disability plan of the Company, the Partnership or an Affiliate, which is applicable to the Participant, or as otherwise determined by the Committee. Notwithstanding the foregoing, no payment shall be made to a Participant on account of Disability unless a Participant becomes disabled within the meaning of such term under section 409A(a)(2)(C) of the Code.

        2.13   "Distribution Equivalent Rights" means an amount determined by multiplying the number of Units granted to a Participant, subject to any adjustment under Section 12, by the per-Unit cash distribution, or the per-Unit fair market value (as determined by the Committee) of any distribution in consideration other than cash, paid by the Partnership on its Units.

        2.14   "Employee" means a regular full-time salaried employee of the Company or an Affiliate who performs services directly or indirectly for the benefit of the Partnership.

        2.15   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        2.16   "Fair Market Value" of a Unit means the average, rounded to one cent ($0.01), of the highest and lowest sales prices thereof on the New York Stock Exchange on the day on which Fair Market Value is being determined, as reported on the Composite Tape for transactions on the New York Stock Exchange. In the event that there are no Unit transactions on the New York Stock Exchange on such day, the Fair Market Value will be determined as of the immediately preceding day on which there were Unit transactions on that exchange. If a Unit is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be as determined by the Committee through any reasonable valuation method.

        2.17   "Good Reason" shall mean the occurrence, without the Participant's express written consent, of any of the following events during the Change in Control Period:

          (a)   a substantial adverse change in the Participant's duties or responsibilities from those in effect on the date immediately preceding the first day of the Change of Control Period;

          (b)   a material reduction in Participant's annual rate of base salary or annual bonus opportunity as in effect immediately prior to commencement of a Change of Control Period; or

          (c)   requiring Participant to be based at a location more than 100 miles from the Participant's primary work location as it existed on the date immediately preceding the first day of the Change of Control Period, except for required travel substantially consistent with the Participant's present business obligations.

        Notwithstanding the foregoing, Participant shall not have Good Reason for termination unless (A) Participant gives written notice of termination for Good Reason within 30 days after the event giving rise to Good Reason occurs, (B) the Company does not cure the action or failure to act that constitutes the grounds for Good Reason, as set forth in Participant's notice of termination, within 30 days after the date on which Participant gives written notice of termination and (C) Participant actually resigns within 60 days following the expiration of the Company's 30-day cure period.

        2.18   "Grant" means a grant of one or more Performance Units or Phantom Units pursuant to the Plan and any tandem Distribution Equivalent Rights awarded with respect to such Grant.

        2.19   "Grant Letter" means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

        2.20   "Participant" means an Employee or an independent director (as set forth in Section 6 below) designated by the Committee to participate in the Plan.

        2.21   "Partnership" means Buckeye Partners, L.P., a Delaware limited partnership or any successor thereto.

        2.22   "Performance Goal" means the goal or goals and other objectives established by the Committee for a Performance Period, for the purpose of determining when a Grant subject to such objectives is earned. All Performance Goals must meet the requirements of Section 9.

        2.23   "Performance Period" means the period of one or more calendar years during which performance will be measured for Performance Units or tandem Distribution Equivalent Rights, as specified by the Committee. Performance Periods must meet the requirements of Section 9.

        2.24   "Performance Unit" means a notional Unit that is subject to the attainment of one or more Performance Goals established by the Committee and described in Section 9 and which upon vesting entitles a Participant to receive a Unit (or a fraction or a multiple thereof as determined based on the Performance Goal) or, if provided by the Committee in the Grant Letter, an amount in cash equal to the Fair Market Value of a Unit (or a fraction or a multiple thereof as determined based on the Performance Goal).

        2.25   "Phantom Unit" means a notional Unit granted under the Plan that is subject to service-based restrictions or other conditions established by the Committee in its discretion and which upon vesting entitles a Participant to receive a Unit or, if provided by the Committee in the Grant Letter, an amount in cash equal to the Fair Market Value of a Unit.

        2.26   "Plan" means the Buckeye Partners, L.P. 2009 Long-Term Incentive Plan as stated herein, including any amendments or modifications thereto.

        2.27   "Restriction Period" means the period of one or more calendar years during which Phantom Units or tandem Distribution Equivalent Rights, if applicable, shall be subject to restrictions or conditions, including any other period specified in the Grant Letter.

        2.28   "Retirement" means separation from employment other than for Cause (i) at or after age 65, or (ii) before age 65 provided the Participant has at the time of such termination satisfied the age and vesting requirements for normal or early retirement pursuant to the terms of any "defined benefit plan" (as such term is defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provision) maintained by the Partnership, the Company or any Affiliate in which the Participant participates, or (iii) if the Participant does not participate at the time of such termination in such a "defined benefit plan," at or after age 55 and before age 65 provided the Participant has been employed by the Partnership, the Company or any Affiliate for at least five full years.

        2.29   "Unit" means a unit representing a limited partnership interest in the Partnership.

3. Grants and Maximum Number of Units Available for Grants

        (a)   Grants under the Plan may consist of Phantom Units, Performance Units and/or tandem Distribution Equivalent Rights. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Letter. All Grants shall be made conditional upon the Participant's acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

        (b)   The number of Units that may be granted under this Plan may not exceed 1,500,000 in the aggregate, subject, however, to the adjustment provisions of Section 12 below. With regard to grants to any one individual in a calendar year, the number of Units that may be issued will not exceed 100,000. If Units are forfeited, terminated or otherwise not paid in full, the Units subject to such Grant shall again be available for purposes of the Plan. Units may be (i) previously issued and outstanding Units, (ii) newly issued Units, or (iii) a combination of each.

4. Duration of the Plan

        The Plan will remain in effect until all Units subject to the Plan have been issued and transferred to Participants.

5. Administration

        (a)   The Plan will be administered by the Committee. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. Subject to the express provisions of the Plan, the Committee will have authority, in its complete discretion, to determine the Employees to whom, and the time or times at which grants will be made. In making such determinations, the Committee may take into account the nature of the services rendered by an Employee, the present and potential contributions of the Employee to the Partnership's success and such other factors as the Committee in its discretion deems relevant. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Partnership, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. No member of the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any grant hereunder.

        (b)   Subject to the express provisions of the Plan, the Committee will also have authority, in its complete discretion, to (i) construe and interpret the Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iii) to determine the terms and provisions of the restrictions relating to Grants (none of which need be identical), and (iv) to make all other determinations (including factual determinations) necessary or advisable for the orderly administration of the Plan. The Grant Letter shall set forth the terms of each Grant. Each Participant's receipt of a Grant Letter shall constitute that Participant's acknowledgement and acceptance of the terms of the Plan and the Grant and the Committee's authority and discretion.

6. Eligibility

        Grants hereunder may be made to Employees who, in the sole judgment of the Committee, are individuals who are in a position to significantly participate in the development and implementation of the Company's strategic plans for the Partnership and thereby contribute materially to the continued growth and development of the Partnership and to its future financial success. Grants hereunder may also be made to independent members of the board of directors of the Company or Mainline Management LLC as determined by the Committee in its sole discretion. For purposes of this section independent directors shall be those members of the applicable board of directors who are "independent," as defined in the Corporate Governance Guidelines of the Partnership or of Buckeye GP Holdings, L.P., the Company's parent company, as applicable..

7. Phantom Units and Performance Units

        7.1    Grant of Units.    Subject to the provisions of Section 3, Phantom Units or Performance Units may be granted to Participants at any time and from time to time as may be determined by the Committee. The Committee may, in its sole and absolute discretion, establish a program pursuant to which Phantom Units or Performance Units may be awarded, subject to terms and conditions established by the Committee, at the election of a Participant in lieu of cash compensation. Phantom Units or Performance Units may be granted with or without Distribution Equivalent Rights as determined by the Committee. Units issued or transferred pursuant to awards of Phantom Units or Performance Units may be issued or transferred for consideration or for no consideration, and will be subject to all requirements set forth in the Grant Letter.

        7.2    Restrictions on Phantom Units.    Unless a different vesting schedule is established by the Committee in the Grant Letter, Phantom Units shall vest according to the following schedule based on the years of service of a Participant after the Date of Grant.

Restriction Period	Percentage of Phantom Units That Vest
Less than Three Years from Date of Grant	0%
Three Years or More from Date of Grant	100%

        The Committee may also provide for vesting of Phantom Units based on the acceptance of employment or commencement of employment with the Partnership, the Company or Affiliates, as determined by the Committee in its sole discretion.

        7.3    Restrictions on Performance Units.    Unless a different vesting schedule is set forth in the Grant Letter, Performance Units shall vest based on the achievement of Performance Goals over a three-year Performance Period. At the end of a Performance Period, each Performance Unit shall be settled based upon the attainment of the pre-established Performance Goals as certified by the Committee in writing in accordance with Section 9 and the Units or amount payable in respect of each Performance Unit shall be determined by multiplying each Performance Unit granted by a payout performance multiplier of between 0%-200%, which shall be determined based upon actual performance compared to the pre-established Performance Goal.

        7.4    Requirement of Employment.    After the restrictions on a Participant's Phantom Units or Performance Units vest according to the schedule in Section 7.2 and 7.3, the Phantom Units or Performance Units shall be payable after the end of the Restriction Period or Performance Period, according to the terms set forth in the Grant Letter, but no later than the later of the end of the calendar year or the 15th day of the third month following the end of the Restriction Period or Performance Period, as applicable. Except as otherwise provided by the Committee, if the Participant ceases to be an Employee before the end of the Restriction Period or Performance Period, the Participant's Phantom Units or Performance Units will terminate as to all Units covered by the Grant as to which the restrictions have not vested, except as provided below.

        7.5    Termination for Cause; Voluntary Termination.    In the event a Participant's ceases to be employed by, or provide service to the Company, Partnership or Affiliate either (i) for termination for Cause or (ii) voluntarily on the part of the Participant, any and all Phantom Units or Performance Units not then vested shall be forfeited as of the date the Participant ceases to be employed by, or provide service to the Company, Partnership or Affiliate. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

        7.6    Retirement or Termination without Cause, Death or Disability.    Unless otherwise provided by the Committee in the Grant Letter, if a Participant holding Phantom Units or Performance Units ceases to be an Employee by reason of (i) Retirement or termination without Cause, (ii) Disability, or (iii) death, the Phantom Units or Performance Units held by such Participant will vest pursuant to the following:

          (i)    Retirement or Termination without Cause.    If a Participant terminates employment on account of Retirement, or the Participant's employment is terminated by the Company, Partnership or Affiliate without Cause, such Participant's Phantom Units will vest on a prorated basis, based on the portion of the Restriction Period during which the Participant was employed by the Company, Partnership or Affiliate and be paid as soon as practicable thereafter, and Performance Units will vest on a prorated portion based on the actual performance results for the Performance Period, prorated for the portion of the Performance Period during which the Participant was employed by the Company, Partnership or Affiliate, and be paid as soon as practicable thereafter. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

          (ii)    Disability.    If a Participant is determined to be Disabled, such Participant's Phantom Units will immediately vest and be paid as soon as practicable thereafter and Performance Units will vest and be paid immediately based on a payout performance multiplier of 100%.

          (iii)    Death.    In the event of the death of a Participant while employed by the Company, Partnership or Affiliate, such Participant's Phantom Units will immediately vest and be paid as soon as practicable thereafter and Performance Units will vest and be paid immediately based on a payout performance multiplier of 100%.

        7.7    Form of Payment for Units.    Phantom Units and Performance Units will be settled by the delivery of Units, provided that, the Committee will have the discretion to provide in a Grant Letter that payment in settlement of Phantom Units or Performance Units for a Participant will be paid in cash based on the Fair Market Value of the Units otherwise deliverable, or partly in Units and partly in cash.

8. Distribution Equivalent Rights

        8.1    Amount of Distribution Equivalents Credited.    If the Committee so specifies when granting Phantom Units or Performance Units, from the Date of Grant of Phantom Units or Performance Units to a Participant until the date on which the Phantom Units or Performance Units are paid, the

Company will maintain an Account for such Participant and will credit on each payment date for the payment of a distribution made by the Partnership on its Units an amount equal to the Distribution Equivalent Rights associated with such Phantom Units or Performance Units.

        8.2    Payment of Credited Distribution Equivalent Rights.    Distribution Equivalent Rights will be paid upon such terms as the Committee determines, including, without limitation the Performance Goals prescribed in accordance with Section 9.

        8.3    Timing of Payment of Distribution Equivalent Rights.    Except as otherwise determined by the Committee or set forth in the Grant Letter, Distribution Equivalent Rights shall be paid on Phantom Units or Performance Units as follows:

          (a)    Phantom Units.    Distribution Equivalent Rights shall be paid on Phantom Units, whether vested or not vested, as soon as practicable following the payment of a distribution made by the Partnership on its Units in accordance with this Section. A Participant will receive the aggregate amount of the Participant's Distribution Equivalent Rights in cash, or in Units as determined by the Committee in its discretion.

          (b)    Performance Units.    Distribution Equivalent Rights shall be paid at the same time and under the same conditions as the underlying Performance Units are paid. No payments of Distribution Equivalent Rights will be made (A) prior to the end of the Performance Period set forth in the Grant Letter or (B) to any Participant whose employment by the Company terminates prior to the end of the Performance Period for any reason other than Retirement, death, Disability or involuntary termination without Cause. A Participant will receive the aggregate amount of the Participant's Distribution Equivalent Rights in cash, or in Units as determined by the Committee in its discretion, as soon as practicable after the end of the applicable Performance Period.

9. Requirements for Performance Goals and Performance Periods

        9.1    Requirements for Performance Goals.    When Performance Units or tandem Distributions Equivalent Rights are granted, the Committee will establish in writing Performance Goals either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has elapsed. The Performance Goals must specify (A) the Performance Goal(s) that must be met in order for restrictions on the Performance Units to vest or the Distribution Equivalent Rights to be paid, (B) the Performance Period during which performance will be measured, (C) the maximum amounts that may be paid if the Performance Goals are met, and (D) any other conditions that the Committee deems appropriate and consistent with the Plan, including the time of payment and other requirements.

        9.2    Criteria Used for Performance Goals.    The Committee will use objectively determinable business criteria for the Performance Goals based on one or more of the following criteria: Unit price, earnings per Unit, net earnings, operating earnings, return on assets, total Unit holder return, return on equity, growth in assets, unit volume, cash flow, market share, distribution growth, distributable cash flow, relative performance to a Comparison Group, or strategic business criteria, including, but not limited to, meeting specified revenue goals, business expansion goals, cost targets or goals relating to acquisitions or divestitures. The Performance Goals may relate to the Participant's business unit or the performance of the Partnership as a whole, or any combination of the foregoing. Performance Goals need not be uniform as among Participants.

        9.3    Forfeitures.    If and to the extent that all requirements of the Performance Goals and Grant Letter are not met, grants of Performance Units and Distribution Equivalent Rights will be forfeited, except as otherwise provided by the Committee with respect to a Participant who is not a covered employee as defined and set forth under Code section 162(m).

10. Non-transferability and Compliance with Rule 16b-3

        Only the Participant may exercise rights under a Grant during the Participant's lifetime. A Participant may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order. The Committee may impose such conditions on Grants as may be necessary to satisfy the requirements of Rule 16b-3 under the Exchange Act.

11. Consequences of a Change of Control

        In the event a Change of Control occurs while the Participant is employed by, or providing services to the Company, Partnership or Affiliate, and (i) the Participant is terminated without Cause during the Change of Control Period or (ii) the Participant resigns for Good Reason, such Participant's Phantom Units (and any unpaid Distribution Equivalent Rights) will immediately vest and be paid within the 30-day period following such termination of employment and Performance Units (and any associated Distribution Equivalent Rights) will vest and be paid based on a payout performance multiplier of 100% within the 30-day period following such termination of employment.

12. Adjustment of Number and Price of Units, Etc.

        If there is any change in the number or kind of Units outstanding (i) by reason of a Unit distribution, spinoff, recapitalization, Unit split, or combination or exchange of Units, (ii) by reason of a merger, reorganization, consolidation or reclassification, or (iii) by reason of any other extraordinary or unusual event affecting the outstanding Units as a class without the Company's receipt of consideration, or if the value of outstanding Units is substantially reduced as result of a spinoff or the Company's payment of any extraordinary distribution, the maximum number of Units available for issuance under the Plan, the maximum number of Units for which any individual may receive Grants in any year, the kind and number of Units covered by outstanding Grants, the kind and number of Units to be issued or issuable under the Plan, and the applicable market value of outstanding Grants shall be required to be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued Units to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, than any fractional Units resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

13. Limitation of Rights

        Nothing contained in this Plan will be construed to give an Employee or independent director any right to a Grant hereunder except as may be authorized in the discretion of the Committee. A Grant under this Plan will not constitute or be evidence of any agreement or understanding, expressed or implied, that the Company, Partnership or any Affiliate will employ a Participant for any specified period of time, in any specific position or at any particular rate of remuneration.

14. Amendment or Termination of Plan

        The Committee shall have complete and exclusive power and authority to terminate or amend the Plan and the Committee may amend outstanding awards issued under the Plan in any or all aspects whatsoever not inconsistent with the terms of the Plan; provided, however, that no such termination or amendment shall adversely affect the rights of a Participant with respect to awards at the time outstanding under the Plan unless the Participant consents to such amendment; and provided, further, that the Committee shall not, without the approval of the Unit holders, amend the Plan to (i) materially increase the maximum number of Units which may be issued under the Plan, except for permissible adjustments under Section 12, (ii) materially increase the benefits accruing to individuals who participate in the Plan, or (iii) materially modify the eligibility requirements for the grant of Units under the Plan.

15. Tax Withholding and Code Section 409A

        Upon the vesting of restrictions on Phantom Units or Performance Units, the Company will require the recipient to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements. However, to the extent authorized by rules and regulations of the Committee, the Company may withhold Units and make cash payments in respect thereof in satisfaction of a recipient's tax obligations in an amount that does not exceed the recipient's minimum applicable withholding tax obligations. Notwithstanding any provision to the contrary, all provisions of this Plan shall be construed and interpreted to comply with Code section 409A and applicable regulations thereunder and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code section 409A or regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Code section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion for certain short-term deferral amounts under Code section 409A. To the extent that deferred compensation subject to the requirements of Code section 409A becomes payable under this Plan to a "specified employee" (within the meaning of Code section 409A) on account of separation from service, any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code section 409A, but not beyond the death of the Participant.

16. Governmental Approval

        Each grant of Units will be subject to the requirement that if at any time the listing, registration or qualification of the Units covered thereby upon any securities exchange, or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the awarding of such grant of Units, then no such grant may be paid in whole or in part unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board.

17. Effective Date of Plan

        This Plan will become effective as of January 1, 2009, subject to approval by the Partnership's Unit holders. The Plan shall remain in effect until the earlier of (a) the termination of the Plan by action of the Board or the Committee, or (b) the 10th anniversary of the effective date.

18. Successors

        This Plan will be binding upon and inure to the benefit of the Partnership, the Company, and their successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.

19. Headings and Captions

        The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

20. Governing Law

        The validity, construction, interpretation and effect of the Plan will be governed exclusively by and determined in accordance with the law of the State of Delaware.

APPENDIX B

FORM OF CONSENT

BUCKEYE PARTNERS, L.P. FIVE TEK PARK 9999 HAMILTON BLVD. BREINIGSVILLE, PA 18031

There are three ways to vote your Consent:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 30, 2009. Have this card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future consent solicitation statements, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 30, 2009. Have this card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this consent card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your consent must be received by 11:59 P.M. Eastern Time on January 30, 2009.

If you vote over the Internet or by telephone, you do NOT need to return this consent card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

BKEYE1	KEEP THIS PORTION FOR YOUR RECORDS
THIS CONSENT CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BUCKEYE PARTNERS, L.P.

THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE PROPOSAL.

Vote on Proposal		For	Against	Abstain

1.      Proposal: To approve the terms of the 2009 Long-Term Incentive Plan of Buckeye Partners, L.P. as described in the Consent Solicitation Statement. A copy of the 2009 Long-Term Incentive Plan of Buckeye Partners, L.P. is included in the accompanying Consent Solicitation Statement as Appendix A.

		☐	☐	☐

If no box is marked above, but this Consent is otherwise properly completed and signed, the limited partnership units will be voted “FOR” the Proposal.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

B-1

QuickLinks

NOTICE OF CONSENT SOLICITATION
SUMMARY
INCENTIVE PLAN PROPOSAL
NEW PLAN BENEFITS
THE CONSENT SOLICITATION
INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE INCENTIVE PLAN PROPOSAL
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
APPENDIX A--BUCKEYE PARTNERS, L.P. 2009 LONG-TERM INCENTIVE PLAN
APPENDIX B--FORM OF CONSENT